Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***],
HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD
LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Execution Version

Securities Purchase Agreement

among

Hydrofarm Holdings Group, Inc.,

Gotham Properties LLC,

Aurora Innovations Inc.,

Aurora International, Inc.,

and

The Equityholders

Dated as of

June 17, 2021

1

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Schedule of Exhibits

Exhibit A	-	Definitions
Exhibit B-1	-	Equityholders of the Acquired Companies
Exhibit B-2	-	Cash Consideration and Stock Consideration
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Disclosure Schedule
Exhibit E	-	Form of Non-Solicitation and Non-Compete Agreement
Exhibit F	-	Employment Agreements
Exhibit G	-	Working Capital Principles
Exhibit H	-	Purchase Price Allocation Methodology
Exhibit I	-	Closed Sites
Exhibit J	-	Operational Sites

-v-

Securities Purchase Agreement

This Securities Purchase Agreement (the “Agreement”) is entered into as of June 17, 2021 (the “Effective Date”), by and among Hydrofarm Holdings Group, Inc., a Delaware corporation (the “Buyer”), Gotham Properties LLC, an Oregon limited liability company (“Gotham Properties”), Aurora Innovations Inc., an Oregon corporation (“Aurora Innovations”), Aurora International, Inc., an Oregon corporation (“Aurora International” and, together with Gotham Properties and Aurora Innovations, the “Acquired Companies,” and each individually, an “Acquired Company”), and the Persons identified as equityholders on the signature pages hereto (collectively, the “Equityholders” and each individually a “Equityholder”). The Buyer, the Acquired Companies and the Equityholders are sometimes individually referred to herein as a “Party” and collectively as the “Parties.” To the extent that capitalized terms are not defined in the text of this Agreement, such terms have the meanings set forth in Exhibit A hereto.

Whereas, the Equityholders together own all of the issued and outstanding (i) membership interests of Gotham Properties (the “Gotham Properties Units”), (ii) shares of capital stock of Aurora Innovations (the “Aurora Innovation Shares”) and (iii) shares of capital stock of Aurora International (the “Aurora International Shares”), in the respective amounts set forth in Exhibit B-1 hereto;

Whereas, pursuant to the Reorganization (as defined below), the Equityholders shall own all of the issued and outstanding shares of capital stock of (i) Aurora Innovations Holdings, Inc., an Oregon corporation (“Innovations Holdings” and such shares, the “Innovations Holdings Shares”), and (ii) Aurora International Holdings, Inc., an Oregon corporation (“International Holdings” and such shares, the “International Holdings Shares”), in each case, in the respective amounts set forth in Exhibit B-1 hereto;

Whereas, pursuant to the Reorganization, (i) the Aurora Innovation Shares shall be converted to limited liability company membership interests upon the Conversion of Aurora Innovation from a corporation to a limited liability company (such membership interests, the “Aurora Innovation Units” which, together with the Aurora Innovation Shares, may be referred to herein as the “Aurora Innovation Equity Interests”) and (ii) the Aurora International Shares shall be converted to limited liability company membership interests upon the Conversion of Aurora International from a corporation to a limited liability company (such membership interests, the “Aurora International Units” which, together with the Aurora International Shares, may be referred to herein as the “Aurora International Equity Interests”);

Whereas, the Equityholders, Innovations Holdings and International Holdings (collectively, the “Sellers” and each individually a “Seller”) desire to sell and contribute to the Buyer, and the Buyer is willing to purchase from the Sellers, the Gotham Properties Units, the Aurora Innovation Units and the Aurora International Units (collectively, the “Units”), respectively, in exchange for the Purchase Price, subject to the terms and conditions of this Agreement;

Whereas, simultaneously with the execution of this Agreement and as a material inducement to the willingness of the Buyer to enter into this Agreement, each of the individuals identified on Exhibit F is executing and delivering an employment agreement that describes, among other matters, the terms of such person’s employment with the Acquired Companies after the Closing (each, an “Employment Agreement”), the effectiveness of all of such agreements being conditioned upon the Closing.

Now Therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

Article 1

THE TRANSACTION

1.1              Pre-Closing Reorganization and Sale and Contribution. Prior to the Closing, the Acquired Companies and Equityholders shall consummate the following series of transactions and actions (collectively, the “Reorganization”):

(a)                      The Equityholders shall form each of Innovations Holdings and International Holdings prior to the actions described in Section 1.1(b).

(b)                      Following the actions described in Section 1.1(a), the Equityholders shall (i) contribute to Innovations Holdings all of the Aurora Innovations Shares in exchange for all of the issued and outstanding Innovations Holdings Shares and (ii) contribute to International Holdings all of the Aurora International Shares in exchange for all of the issued and outstanding International Holdings Shares (collectively, the “Contributions”).

(c)                      Immediately following and on the same day as the actions described in Section 1.1(b), (i) Innovations Holdings shall make an election to treat Aurora Innovations as a “qualified subchapter S subsidiary” of Innovations Holdings as defined in Section 1361(b)(3)(B) of the Code and (ii) International Holdings shall make an election to treat Aurora International as a “qualified subchapter S subsidiary” of International Holdings as defined in Section 1361(b)(3)(B) of the Code. The Parties intend to treat the transactions described in Section 1.1(a) through (c), taken together, as steps of a “reorganization” described in Section 368(a)(1)(F) of the Code with respect to each of Aurora Innovations and Aurora International.

(d)                      On the day immediately following the actions described in Section 1.1(c), (i) the Equityholders, Innovations Holdings and Aurora Innovations shall cause Aurora Innovations to convert into a limited liability company (provided that, for purposes of this Agreement, such limited liability company shall continue to be referred to as Aurora Innovations), after which the Aurora Innovations Shares shall be converted to Aurora Innovation Units, and (ii) the Equityholders, International Holdings and Aurora International shall cause Aurora International to convert into a limited liability company (provided that, for purposes of this Agreement, such limited liability company shall continue to be referred to as Aurora International), after which the Aurora International Shares shall be converted to Aurora International Units (collectively, the “Conversion”).

1.2              Purchase and Sale of Units. On and subject to the terms and conditions of this Agreement, at the Closing, (a) the Equityholders shall sell and deliver to the Buyer the Gotham Properties Units, (ii) Innovations Holdings shall, and the Equityholders shall cause Innovations Holdings to, sell and deliver to the Buyer the Aurora Innovations Units, and (iii) International Holdings shall, and the Equityholders shall cause International Holdings to, sell and deliver to the Buyer the Aurora International Units, in each case, free and clear of any and all Liens, other than Permitted Liens, and (b) the Buyer shall deliver to the Equityholders the Closing Payment and the Stock Consideration.

1.3              Purchase Price.

(a)                      The total consideration payable to the Sellers for the Units is (i) the Closing Payment, subject to the adjustment as set forth in Section 1.6, plus (ii) the Stock Consideration, plus (iii) the Contingent Consideration, if any (collectively, the “Purchase Price”). Payment of the Closing Payment, and any adjustment thereto pursuant to Section 1.6, and the Contingent Consideration, if any, shall be made in immediately available funds wired to one or more accounts designated by the Equityholders, or by such other method as may be agreed by the Buyer and the Equityholders, in accordance with the percentages set forth in Exhibit B-2 under the heading “Cash Consideration.”

(b)                      At the Closing, an amount (the “Closing Payment”) equal to (x) the Base Consideration, plus (y) the sum of (i) the Estimated Closing Cash, plus (ii) the amount by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, if any, minus (z) the sum of (i) the Estimated Transaction Expenses, plus (ii) the Estimated Closing Indebtedness, plus (iii) the Payoff Amount, plus (iv) the amount by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital, if any, plus (v) the Stock Consideration shall be paid as follows:

(i)                 $2,500,000 (the “Working Capital Escrow Amount”) shall be deposited by the Buyer in an escrow account (the “Working Capital Escrow Account”) with JP Morgan Chase Bank, N.A., as escrow agent (the “Escrow Agent”), pursuant to the terms and conditions of an escrow agreement substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”);

(ii)              $750,000 (the “Indemnification Escrow Amount”) shall be deposited by the Buyer in an escrow account (the “Indemnification Escrow Account”) with the Escrow Agent, pursuant to the terms and conditions of the Escrow Agreement; and

(iii)            the remaining amount of the Closing Payment, after deducting the Working Capital Escrow Amount and the Indemnification Escrow Amount, shall be paid to the Sellers as set forth in Section 1.3(a).

(c)                      At the Closing, the Buyer shall issue and deliver to the Sellers the Buyer Shares (valued at the Buyer Share Value) in accordance with the percentages set forth in Exhibit B-2 under the heading “Stock Consideration;” provided, that, the Buyer Shares to be issued and delivered to each of Innovations Holdings and International Holdings shall be issued and delivered directly to the Equityholders in accordance with the Letter of Direction.

(d)                      At the Closing, the Buyer shall pay on behalf of the Acquired Companies, the Subsidiaries, and the Sellers (or provide funds to the Acquired Companies or the Subsidiaries sufficient to permit it to pay directly) the Payoff Amount as set forth in the Payoff Letters.

(e)                      At the Closing, the Buyer shall pay on behalf of the Acquired Companies, the Subsidiaries, and the Sellers (or provide funds to the Acquired Companies or the Subsidiaries sufficient to permit it to pay directly) (i) all of the fees, costs, and expenses owed as of the Closing by the Acquired Companies, the Subsidiaries, or the Sellers (or any of them) to its or their attorneys, accountants, financial advisors, consultants or other advisers incurred in connection with the transactions contemplated hereby, (ii) any fees arising from a third party consent, (iii) any fees or expenses associated with obtaining the release and termination of any Liens in connection with the transactions contemplated hereby; (iv) the amount of any Change of Control Payment, retention, incentive or transaction bonuses or other compensatory amounts payable by any of the Acquired Companies or any Subsidiary to any current or former employees, directors, managers, officers, or other service providers of the Acquired Companies or the Subsidiaries, together with (A) the employer’s share of any Taxes payable in respect of such amounts (determined without regard to any Tax deferral or Tax credits available under the CARES Act) and (B) any “Applicable Taxes” (as defined in IRS Notice 2020-65) with respect to such amounts that are deferred pursuant to IRS Notice 2020-65, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, but excluding, for the avoidance of doubt, any such Change of Control, retention, incentive or transaction bonuses or other compensatory amounts payable following the Closing pursuant to agreements entered into with the Buyer or at the Buyer’s direction, (v) amounts owed by any Acquired Company or Subsidiary to Sellers or any of their respective Affiliates under any Contract, as of the Closing, including in connection with the termination thereof, (vi) fifty percent (50%) of all costs and expenses payable to the Escrow Agent in connection with the transactions contemplated by the Escrow Agreement, (vii) fifty percent (50%) of the applicable filing fees payable under the HSR Act, (viii) the costs of the D&O Policy, (ix) fifty percent (50%) of the total costs (including premium and fees) associated with obtaining the Rep & Warranty Policy and (x) any Transfer Taxes (such fees, costs, expenses and premium, to the extent unpaid as of the Closing, being referred to as the “Transaction Expenses”).

(f)                       At the Closing, the Sellers shall pay the cost of the premium associated with obtaining the Title Policies.

(g)                      At or prior to the Closing, the Buyer shall pay (i) fifty percent (50%) of all costs and expenses payable to the Escrow Agent in connection with the transactions contemplated by the Escrow Agreement and (ii) fifty percent (50%) of the total costs (including premium and fees) associated with obtaining the Rep & Warranty Policy.

(h)                      At the Closing, the Buyer shall reimburse the Sellers for the portion of the Audit Fees paid by the Acquired Companies prior to the Closing.

1.4              The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely, via electronic exchange of documents and signatures, after satisfaction of all of the conditions precedent to Closing set forth in Article 6 hereof, on such date as the Buyer shall determine (the “Closing Date”). At the Closing, (i) the Sellers shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 6.1, (ii) the Buyer shall deliver to the Sellers the various certificates, instruments and documents referred to in Section 6.2, and (iii) the Buyer shall deliver or cause to be satisfied the Closing Payment, the Transaction Expenses, the Payoff Amount and the Buyer Shares as set forth in Section 1.3. The Parties shall treat the Closing as being effective as of 12:01 a.m. Pacific Time on the Closing Date.

1.5              Closing Statement. The Acquired Companies will prepare, in good faith, and deliver to the Buyer no later than five (5) Business Days before the Closing Date (i) an unaudited estimated consolidated balance sheet of the Company Group as of the Closing Date (the “Estimated Closing Balance Sheet”), (ii) a calculation of the Closing Net Working Capital based on the Estimated Closing Balance Sheet (the “Estimated Closing Net Working Capital”), (iii) a calculation of the Closing Cash based on the Estimated Closing Balance Sheet (the “Estimated Closing Cash”), (iv) a calculation of the Closing Indebtedness based on the Estimated Closing Balance Sheet (the “Estimated Closing Indebtedness”), (v) the Payoff Amount based on the Payoff Letters, (vi) a calculation of the Transaction Expenses based on the Estimated Closing Balance Sheet (the “Estimated Transaction Expenses”), and (vii) on the basis of the foregoing, a calculation of the Closing Payment (the items (i) through (vii) above, collectively, the “Closing Statement”). The Closing Statement, and each of the foregoing calculations based thereon, shall be prepared in accordance with GAAP and, to the extent not inconsistent with GAAP, the Accounting Standards used in preparing the Interim Financial Statements; provided, that the calculation of Closing Net Working Capital shall be prepared in accordance with the Working Capital Principles. The Closing Statement shall reflect all actions taken by the Company Group prior to the Closing and required to be set forth thereon.

1.6              Adjustments to Closing Payment.

(a)                      Within one hundred and twenty (120) calendar days after the Closing Date, the Buyer will deliver to the Sellers a written statement describing its objections, if any, to the Closing Statement. Such statement shall include the Buyer’s proposed calculation of the Closing Cash, the Closing Net Working Capital, the Closing Indebtedness, the Transaction Expenses and, on the basis of the foregoing and the Payoff Amount set forth in the Payoff Letters, the Closing Payment. The Buyer and the Sellers will use commercially reasonable efforts to resolve promptly any objections raised by the Buyer to the Closing Statement. The Buyer shall cause the Acquired Companies to make available to the Sellers such books, records and personnel of the Acquired Companies and their Subsidiaries as shall be reasonably necessary for the Sellers to review the objections raised by the Buyer to the Closing Statement. If the Sellers do not raise any objections to the Buyer’s statement of objections within thirty (30) calendar days after the Sellers have received the Buyer’s statement of objections, then the Buyer’s proposed calculation of the Closing Cash, the Closing Net Working Capital, the Closing Indebtedness and the Transaction Expenses will be final, binding and non-appealable by the Parties. If the Sellers do raise any objections to the Buyer’s statement of objections within such thirty (30)-day period and the Parties cannot reach agreement on the Estimated Closing Balance Sheet and the calculation of the Closing Cash, the Closing Net Working Capital, the Closing Indebtedness and the Transaction Expenses within such thirty (30)-day period, the Buyer and the Sellers will jointly select an independent valuation firm to resolve any remaining objections, which firm is not the Audit Firm or the regular auditing or accounting firm of the Buyer or the Acquired Companies. If the Buyer and the Sellers are unable to jointly select an independent valuation firm within ten (10) days after such thirty (30)-day period, then the Audit Firm will promptly select an independent valuation firm of recognized national standing, which firm is not the Audit Firm or the regular auditing or accounting firm of the Buyer or the Acquired Companies (such selected valuation firm, the “Valuation Firm”). The determination of any Valuation Firm so selected will be set forth in writing and will be conclusive and binding upon the Parties and shall be used by the Parties to prepare a final calculation of the Closing Cash, the Closing Net Working Capital, the Closing Indebtedness and the Transaction Expenses. The Parties shall make available to the Valuation Firm such work papers and other documents and information relating to the disputed items as the Valuation Firm may request and are available to that Party and will be afforded the opportunity to present to the Valuation Firm any material related to the disputed items and to discuss the items with the Valuation Firm. The Buyer may require that the Valuation Firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information relating to any of the Acquired Companies or any of their Subsidiaries provided to the Valuation Firm pursuant to this Section 1.6(a). The Parties shall use their commercially reasonable efforts to cause the Valuation Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within thirty (30) days following the submission thereof. In rendering its decision, the Valuation Firm shall consider only those items and amounts that are in dispute and may not assign a value to any disputed item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The fees and expenses of the Valuation Firm shall be allocated to and borne by the Buyer, on the one hand, and the Sellers, jointly and severally, on the other hand, in inverse proportion as they may prevail on the objections to the Closing Statement, which proportionate allocations shall be calculated on an aggregate basis based on the relative dollar values of all such objections and shall be determined by the Valuation Firm and included in its written decision. For example, if the objections to the Closing Statement total $1,000 and the Valuation Firm awards $600 in favor of the Buyer’s position and $400 in favor of the Sellers’ position, 60% (i.e., 600 ÷ 1,000) of the fees and expenses of the Valuation Firm would be borne by the Sellers, jointly and severally, and 40% (i.e., 400 ÷ 1,000) would be borne by the Buyer. The calculations of the Closing Cash (the “Finally Determined Closing Cash”), Closing Net Working Capital (the “Finally Determined Closing Net Working Capital”), the Closing Indebtedness (the “Finally Determined Closing Indebtedness”) and the Transactions Expenses (the “Finally Determined Transaction Expenses”), each as finally determined pursuant to this Section 1.6(a), shall be final, binding and non-appealable by the Parties. “Adjusted Closing Payment” means an amount equal to (x) the Base Consideration, plus (y) the sum of (i) the Finally Determined Closing Cash, plus (ii) the amount by which the Finally Determined Closing Net Working Capital exceeds the Target Net Working Capital, if any, minus (z) the sum of (i) the Finally Determined Transaction Expenses, plus (ii) the Finally Determined Closing Indebtedness, plus (iii) the Payoff Amount, plus (iv) the amount by which the Target Net Working Capital exceeds the Finally Determined Closing Net Working Capital, if any, plus (v) the Stock Consideration.

(b)                      If the Adjusted Closing Payment as finally determined pursuant to Section 1.6(a) exceeds the Closing Payment, then (i) the Buyer shall promptly (but no later than four (4) Business Days following the final determination) wire in immediately available funds an amount equal to the difference between (x) the Adjusted Closing Payment, minus (y) the Closing Payment, and (ii) the Buyer and the Sellers shall deliver joint written instructions to the Escrow Agent to release all of the funds in the Working Capital Escrow Account, in each case, to one or more accounts designated by the Sellers, or by such other method as may be agreed by the Buyer and the Equityholders.

(c)                      If the Adjusted Closing Payment as finally determined pursuant to Section 1.6(a) is less than the Closing Payment, then the Buyer shall be entitled to receive an amount equal to the difference between (x) the Closing Payment, minus (y) the Adjusted Closing Payment (the “Deficit”). Such payment to the Buyer shall first be satisfied by payment from the Working Capital Escrow Account. The Sellers will be jointly and severally liable for any amount by which the Deficit exceeds the funds in the Working Capital Escrow Account, which payment from the Sellers will be made promptly (but no later than four (4) Business Days following the final determination) by wire transfer of immediately available funds from the Sellers to an account designated by the Buyer. The Buyer and the Sellers shall deliver joint written instructions to the Escrow Agent to release all of the remaining funds in the Working Capital Escrow Account after payment of the Deficit to the Buyer (if any) to one or more accounts designated by the Sellers, or by such other method as may be agreed by the Buyer and the Equityholders.

(d)                      The Parties agree that, unless otherwise required by Applicable Law, all payments made by or on behalf of either the Buyer or the Sellers to or for the benefit of the other Party under this Section 1.6 shall be treated as adjustments to the Purchase Price.

1.7              Contingent Consideration.

(a)                      As additional consideration, the Buyer will pay, or cause to be paid, to the Sellers as set forth in Section 1.3(a) an additional amount of consideration equal to the Contingent Consideration, if any, in accordance with the terms of this Section 1.7. The Contingent Consideration, if any, paid to Sellers pursuant to this Section 1.7 will be treated as an adjustment to the Purchase Price.

(b)                      The Buyer will deliver to the Sellers a statement setting forth the Buyer’s calculation, in reasonable detail, of the Contingent Consideration and Incremental EBITDA for the fiscal year ended December 31, 2021 (the “Contingent Consideration Statement”) as soon as reasonably practicable, but in any event no later than April 15, 2022 (the “Statement Delivery Date”). The Buyer will provide to the Sellers reasonable supporting documentation for the calculation of the amounts set forth in the Contingent Consideration Statement. The Sellers may review the work papers used in the preparation of the Buyer’s calculation of the amounts set forth in the Contingent Consideration Statement, and the Buyer will make available to the Sellers all such work papers and other documents related thereto as may be reasonably requested by the Sellers. If the Sellers disagree with the Contingent Consideration Statement, then the Sellers will give written notice (an “Objection Notice”) to the Buyer within thirty (30) days after the delivery of the Contingent Consideration Statement by the Buyer to the Sellers (the “Objection Period”), specifying in reasonable detail the disputed items or amounts in the Contingent Consideration Statement (the “Disputed Items”), and the Sellers will be deemed to have agreed with all other items and amounts contained in the Contingent Consideration Statement. If the Sellers do not deliver an Objection Notice within the Objection Period, then the Sellers will be deemed to have agreed entirely with the determination of the Contingent Consideration as set forth by the Buyer in the Contingent Consideration Statement. If an Objection Notice is delivered in accordance with the terms of this Section 1.7(b), the Buyer and the Sellers will, during the thirty (30) days following delivery of such Objection Notice, use commercially reasonable, good faith efforts to reach agreement on the Disputed Items. If after such thirty (30)-day period, the Buyer and the Sellers are unable to reach agreement on the Disputed Items, they will promptly cause the Valuation Firm to review this Agreement, the Contingent Consideration Statement and the Disputed Items for the purpose of calculating the Contingent Consideration, and the terms of Section 1.6(a) shall apply mutatis mutandis to the Valuation Firm’s determination of the Contingent Consideration and the payment of the Valuation firm’s fees and expenses related thereto.

(c)                      Subject to the terms and conditions of this Agreement, within five (5) Business Days following the resolution of the Disputed Items, the Buyer will pay, or cause to be paid, to the Sellers (as additional consideration for the Units) an amount equal to the Contingent Consideration (as finally determined pursuant to Section 1.7(b)), via wire transfer of immediately available funds to one or more accounts designated by the Sellers, or by such other method as may be agreed by the Buyer and the Equityholders; provided, that in no event shall the Buyer be obligated to pay the Sellers more than Maximum Contingent Consideration; provided, further, that if the Incremental EBITDA is zero or negative, then the Buyer shall not be obligated to pay, and none of the Sellers shall be entitled to receive, any Contingent Consideration.

(d)                      None of the Buyer nor any of its Affiliates (including the Acquired Companies) will (x) take any action that is made for the primary purpose of minimizing the Contingent Consideration to be paid by the Buyer, or (y) from the Closing Date through December 31, 2021, prevent the Acquired Companies from operating in accordance with the operating expense budget for the fiscal year ended December 31, 2021 (as delivered to the Buyer prior to the date of this Agreement) in the ordinary course of business. The Sellers each acknowledge and agree that: (i) the Sellers’ sole and exclusive right under this Section 1.7 will be to receive, subject to the other terms of this Agreement, the Contingent Consideration, if any, if the conditions set forth in this Section 1.7 with respect thereto are satisfied; (ii) the Buyer will have the right to operate its business and that of its Affiliates (including the Acquired Companies) as it chooses, in its sole discretion, and neither the Buyer nor any of its Affiliates (including the Acquired Companies) is under any obligation to provide any specific level of investment or financial assistance to its business or to undertake any specific actions (or to refrain from taking any specific actions) with respect to the operation of its business; (iii) neither the Buyer nor any of its Affiliates is representing or warranting that any specific level of 2021 EBITDA will be achieved after the Closing nor will any of the Sellers have any claims against the Buyer or any of its Affiliates (including the Acquired Companies) arising from the failure to meet for any reason any level of 2021 EBITDA; and (iv) all payments made under this Section 1.7 to, or as directed by, the Sellers are being paid solely in consideration for the Units pursuant to the transactions contemplated by this Agreement, and, except as otherwise required by a determination within the meaning of Section 1313 of the Code, neither the Sellers nor the Buyer will take a Tax position inconsistent with the foregoing (other than, for avoidance of doubt, the treatment of any portion thereof as imputed interest).

(e)                      With respect to any Contingent Consideration that is required to be paid by the Buyer to, or as directed by, the Sellers, the Buyer will have the right to set-off against such Contingent Consideration (or any portion thereof) any amount otherwise due and payable to the Buyer or its Affiliates, on the one hand, by the Sellers, on the other hand, pursuant to this Agreement or, with respect to any individual Seller, any ancillary document to which such Seller is a party.

(f)                       Notwithstanding anything to the contrary contained herein, the obligations of the Buyer to make any payment of the Contingent Consideration hereunder, including, without limitation pursuant to this Section 1.7, are subordinate and junior to the prior payment and performance of any of Buyer’s obligations under any of its current or future credit facilities; provided, that Buyer will use commercially reasonable efforts to cause any of its future credit facilities to expressly permit the payment of the Contingent Consideration (if any) when and to the extent due and payable pursuant to this Section 1.7, subject to any limitations required by a lender thereunder and, for the avoidance of doubt, the Buyer shall not be limited in its ability to obtain financing, or to agree to any terms the Buyer determines in its sole discretion are necessary or advisable to obtain the financing, after the Closing by this Section 1.7. So long as the Buyer or any Affiliate thereof is prohibited, in whole or in part, from making payments of the Contingent Consideration under this Agreement pursuant to the terms of such credit facilities or the rules of any public exchange, no payment shall be made by the Buyer or any of its Affiliates (and no Seller shall receive or accept any such payment) with respect to the Contingent Consideration unless and until the Buyer is permitted under such credit facilities or such public exchange to make such payment. Any payment received by or on behalf of any Seller in violation of the foregoing shall be held in trust by such recipient for the benefit of the lenders under such credit facility or facilities and any administrative agents for such lenders (the “Financing Parties”) or the Buyer, as applicable, and shall promptly be paid over to the Financing Parties or the Buyer, as applicable, by wire transfer of immediately available funds. Prior to the indefeasible payment in full in cash of all of the Buyer’s obligations under its credit facilities and termination of any commitments to extend credit under the Buyer’s credit facilities, no Seller shall take any action, without the prior written consent of the Financing Parties, to collect, enforce payment, or exercise any remedies with respect the Contingent Consideration (whether pursuant to the terms of this Agreement or otherwise) either at law or in equity, by judicial proceedings or otherwise. The provisions of this Section 1.7(f) are intended solely for the benefit of the Financing Parties to define the relative rights of the Sellers, on the one hand, and the Financing Parties, on the other hand. Notwithstanding anything to the contrary set forth herein, including Section 11.2 (No Third-Party Beneficiaries) and Section 11.9 (Amendments and Waivers), for so long as Buyer’s credit facilities remain outstanding, this Section 1.7 shall not be amended without the consent of the Financing Parties, and the Financing Parties are intended to and shall be third party beneficiaries entitled to enforce the terms hereof as if they were a party hereto. Each Seller agrees to enter into a subordination agreement with the Financing Parties, if applicable, in order to more specifically reflect the payment and enforcement restrictions described herein.

(g)                      If on any such date that payment of the Contingent Consideration is due, subject to the terms of this Section 1.7, the Buyer does not remit such payment to, or as directed by, the Sellers, the unpaid portion of such payment will accrue interest at a rate of nine percent (9%) per annum from and after the date on which the Contingent Consideration becomes due and payable hereunder until paid in full.

(h)                      The right of the Sellers to receive any payments under this Section 1.7: (a) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and will confer upon the Sellers only the rights of a general unsecured creditor under Applicable Law); (b) will not be represented by any form of certificate or instrument; (c) does not give any Seller any voting rights, liquidation rights, preemptive rights, or other rights common to direct or indirect holders of any Buyer Shares; (d) is not redeemable; and (e) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (and any purported sale, assignment, pledge, gift, conveyance, transfer or other disposition in violation of this Section 1.7(h) will be null and void).

1.8              Restrictive Legend. All certificates evidencing Buyer Shares included in the Stock Consideration shall bear the following legend on their face:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) NOR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE SECURITIES ACT.”

1.9              Tax Withholding. Buyer will be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld under the Code or any other Applicable Law with respect to the making of such payment. To the extent that amounts are so withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Sellers or such other Person in respect of whom such withholding was made.

Article 2

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, jointly and severally (except for representations and warranties pertaining only to a specific Seller, which shall be severally, but not jointly), represents and warrants to the Buyer that the statements contained in this Article 2 are true, correct and complete as of the Effective Date and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date through this Article 2).

2.1              Organization; Capacity; Authorization of Transaction; Enforceability.

(a)                      Each Equityholder has the full right, legal capacity and power to enter into this Agreement and each ancillary document to which such Equityholder is a party. Each of Irving Weiner Family Trust and Eileen Loritsch Family Trust is a valid trust under applicable state law. Eileen Loritsch is the trustee of Irving Weiner Family Trust and Irving Weiner is the trustee of Eileen Loritsch Family Trust, and each trustee has been validly appointed as such. All necessary action on the part of such Equityholder has been taken to authorize the execution and delivery of this Agreement and the performance of its, his or her obligations hereunder and the consummation of the transactions contemplated hereby.

(b)                      Each of Innovations Holdings and International Holdings shall be a duly organized and validly existing corporation in good standing under the laws of the State of Oregon. Each of Innovations Holdings and International Holdings shall have full corporate power and authority to enter into, pursuant to a joinder agreement executed as of the effectiveness of the Contributions (the “Joinder”), this Agreement and each ancillary document to which it shall be a party, and shall have all of the rights and obligations of a Seller set forth in this Agreement as if it were an original signatory hereto on the Effective Date. All necessary action on the part of each of Innovations Holdings and International Holdings shall be taken to authorize the execution and delivery of this Agreement and each ancillary document to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

(c)                      This Agreement and each ancillary agreement to which such Seller is, or shall be, a party has been, or shall be, duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by each other Party hereto or thereto, constitutes, or shall constitute, the valid and legally binding obligation of such Seller, enforceable against it in accordance with its terms and conditions except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies. Such Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transaction contemplated by this Agreement and each ancillary agreement to which such Seller is, or shall be, a party.

(d)                      The execution, delivery and performance of this Agreement and all other ancillary documents to which each of Innovations Holdings and International Holdings shall be a party and consummation of the transactions contemplated thereby shall be duly authorized by Innovations Holdings’ or International Holdings’ Board of Directors, as applicable, and the Equityholders, and no other proceedings on the part of any Seller shall be necessary to authorize the execution, delivery and performance of this Agreement or any other ancillary agreement to which either Innovations Holdings or International Holdings shall be a party.

2.2              Noncontravention.

(a)                      Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate any injunction, judgment, order, decree, ruling, charge or other restriction, or law, statute, rule or regulation of any Governmental Entity to which such Equityholder is subject, except for the pre-merger notification requirements of the HSR Act and the foreign Antitrust Laws set forth in Section 3.3(b) of the Disclosure Schedule, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under any Contract to which such Equityholder is a party or by which he is bound or to which any of such Equityholder’s respective assets are subject, or (iii) result in the imposition or creation of a Lien upon or with respect to such Equityholder’s capital stock of Innovations Holdings or International Holdings.

(b)                      Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate any injunction, judgment, order, decree, ruling, charge or other restriction, or law, statute, rule or regulation of any Governmental Entity to which Innovations Holdings or International Holdings shall be subject, (ii) violate any provisions of any governing document of Innovations Holdings or International Holdings, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under or require any consent of any Person pursuant to any Contract to which Innovations Holdings or International Holdings shall be a party or by which it shall be bound or to which any of its assets shall be subject.

2.3              Ownership of Shares.

(a)                      Each Equityholder holds of record and owns beneficially the number and type of Equity Interests of each Acquired Company set forth opposite such Equityholder’s name on Exhibit B-1. Each Equityholder owns such Equity Interests of the Acquired Companies free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Liens (except for Permitted Liens) or other encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. None of the Equityholders is party to any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require such Equityholder to sell, transfer or otherwise dispose of any Equity Interests of the Acquired Companies. Such Equityholder has no other ownership interest or rights in the assets or operations of the Acquired Companies.

(b)                      Upon the consummation of the Reorganization, the Sellers shall hold of record and own beneficially all of the Units. The Sellers shall own the Units free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Liens (except for Permitted Liens) or other encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. The Sellers shall not be party to any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require the Sellers to sell, transfer or otherwise dispose of any of the Units. The Sellers shall have no other ownership interest or rights in the assets or operations of the Acquired Companies. Upon payment in full of the Closing Payment and the Stock Consideration at the Closing, good, valid and marketable title to the Units owned by the Sellers will pass to the Buyer, free and clear of all Liens, and with no restrictions on the voting rights or other incidents of record and beneficial ownership of such Units.

2.4              Legal Proceedings. There is no Proceeding pending or threatened in writing or, to the Company Group’s Knowledge, orally threatened against such Equityholder that questions or challenges the validity of this Agreement or any ancillary agreement to which such Equityholder is a party, or would adversely affect such Equityholder’s, Innovations Holdings’ or International Holdings’ performance under this Agreement or the consummation of the transactions contemplated hereby.

2.5              Brokers. Except for the fees payable to any financial advisors that constitute Transaction Expenses, no brokers’ commission or finders’ fee will be owed to any Person in connection with the consummation of the transactions contemplated by this Agreement as a result of any action taken by any Seller.

2.6              Investment Intent.

(a)                      Such Equityholder understands that the Buyer Shares received or to be received as Stock Consideration pursuant to Section 1.3(c) are being or will be, as applicable, offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Equityholder’s representations contained in this Agreement and understands that such Buyer Shares have not been or will not be, as applicable, registered under the Securities Act.

(b)                      Such Equityholder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Buyer so that it, he or she is capable of evaluating the merits and risks of its investment in the Buyer and has the capacity to protect its own interests. Such Equityholder must bear the economic risk of its investment indefinitely unless the Buyer Shares are registered pursuant to the Securities Act or an exemption from registration is available. Such Equityholder acknowledges that it, he or she is able to bear the economic risk of losing its entire investment in the Buyer Shares. Such Equityholder understands that the Buyer has no present intention of registering the Transaction Securities or any of its other equity, except as may be required under the terms and provisions of the Buyer’s organizational documents. Such Equityholder understands that there is no assurance that any exemption from registration under the Securities Act shall be available and that, even if available, such exemption may not allow it to transfer all or any portion of its Buyer Shares under the circumstances, in the amounts or at the times it might propose. Such Equityholder understands that an investment in the Buyer involves significant risks and has taken full cognizance of and understands all of the risk factors relating to the subscription for such interests.

(c)                      Such Equityholder is acquiring the Buyer Shares for its, his or her own account for investment only and not with a view towards their distribution.

(d)                      Such Equityholder represents that it, he or she is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(e)                      Such Equityholder has had an opportunity to discuss the Buyer’s businesses, management and financial affairs with the management of the Buyer and review the Buyer SEC Documents. Such Equityholder has had the opportunity to ask questions of and receive answers from the Buyer and its respective management teams regarding the terms and conditions of this investment.

(f)                       Such Equityholder acknowledges and agrees that the Buyer Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Such Equityholder has been advised of or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of equity interests purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: (A) the availability of certain current public information about the Buyer, (B) the resale occurring following the required holding period under Rule 144 and (C) the number of interests being sold during any three (3)-month period not exceeding specified limitations.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES

The Sellers, jointly and severally, represent and warrant to the Buyer that the statements contained in this Article 3 are true, correct and complete as of the Effective Date and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Article 3), except as set forth on the Acquired Companies’ disclosure schedule attached hereto as Exhibit D (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the applicable section identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. An exception in the Disclosure Schedule relating to one representation or warranty shall be deemed to qualify or to serve as an exception to another representation or warranty to the extent that such exception is reasonably apparent on its face to be applicable to any other such section, representation or warranty, as applicable. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs and subparts contained in this Agreement.

3.1              Organization, Qualification and Corporate Power. Gotham Properties is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Oregon, with the requisite limited liability company power to own, operate and lease its properties and to carry out is business as now conducted. Aurora Innovations is, prior to the Reorganization, a corporation, duly formed, validly existing and in good standing under the laws of the State of Oregon, with the requisite corporate power to own, operate and lease its properties and to carry out its business as now conducted. Aurora International is, prior to the Reorganization, a corporation, duly formed, validly existing and in good standing under the laws of the State of Oregon, with the requisite corporate power to own, operate and lease its properties and to carry out its business as now conducted. Section 3.1 of the Disclosure Schedule lists each entity owned or controlled, directly or indirectly, by the Acquired Companies. Each Subsidiary is duly formed, validly existing and in good standing under the laws of the state or foreign jurisdiction of its incorporation or formation, as set forth on Section 3.1 of the Disclosure Schedule. Each Subsidiary has the requisite corporate, limited liability company or unlimited liability company, as applicable, power to own, operate and lease its properties and to carry out its business as now conducted. Each member of the Company Group is qualified or licensed to do business in the jurisdictions listed on Section 3.1 of the Disclosure Schedule. Each member of the Company Group is qualified or licensed to do business in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of its business makes qualification necessary, except for any failure to be so qualified that can be cured without material expense and that has not rendered and will not render any Contract unenforceable. The Acquired Companies have delivered to the Buyer a true, correct and complete copy of the organizational documents of each member of the Company Group. No member of the Company Group is in default under or in violation of any provision of any of its organizational documents.

3.2              Authorization of Transaction. Each Acquired Company and each Subsidiary has all requisite power and authority to execute and deliver this Agreement and each ancillary agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions hereunder and thereunder. All necessary action, corporate or otherwise, has been taken by each Acquired Company and each Subsidiary to authorize the execution, delivery and performance of this Agreement and each of the ancillary agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and each ancillary agreement to which an Acquired Company or a Subsidiary is a party constitutes the valid and legally binding obligation of such Acquired Company or Subsidiary, enforceable against it in accordance with its terms and conditions, except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies.

3.3              No Conflicts; Consents.

(a)                      Neither the execution and the delivery of this Agreement or any ancillary document delivered in connection with this Agreement, nor the consummation of the transactions contemplated hereby, will (with or without the passage of time or giving of notice): (i) violate any injunction, judgment, order, decree, ruling, charge or other restriction, or any Applicable Law, (ii) violate any provisions of any of the charter documents of any member of the Company Group, (iii) violate or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a violation or default) under, result in the termination of, accelerate the performance required by any of the terms, conditions or provisions of any Contract or other instrument of any member of the Company Group, or by which any member of the Company Group, or any of its respective assets, is bound or (iv) result in the creation of any Lien on the assets or properties of any member of the Company Group.

(b)                      Except as set forth in Section 3.3(b) of the Disclosure Schedule, except for the pre-merger notification requirements of the HSR Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity or other Person on the part of any member of the Company Group is required in connection with the consummation of the transactions contemplated by this Agreement.

(c)                      No Acquired Company, nor any of the Subsidiaries of such Acquired Company, carries on a cultural business in Canada as that term is defined in the Investment Canada Act.

(d)                      The Acquired Companies and their Subsidiaries, together with their Affiliates, in the aggregate, do not have assets in Canada that exceed 93 million Canadian dollars or gross revenues from sales in or from Canada that exceed 93 million Canadian dollars, all as determined in accordance with Part IX of the Competition Act and the Notifiable Transactions Regulations thereunder.

3.4              Charter Documents; Directors, Officers and Managers. Correct and complete copies of the statutory books (including all charter documents, registers and minute books) of each member of the Company Group, including for each of the amalgamated entities of Aurora Peat Products ULC (i.e., Nurturing Nature Organics ULC and Aurora Peat Products ULC and each of their predecessors), have been provided to the Buyer. Set forth on Section 3.4 of the Disclosure Schedule is a correct and complete list of each director, officer and manager of each member of the Company Group.

3.5              Capitalization.

(a)                      The authorized (i) capital stock of Aurora Innovations consists of 2,000 shares and (ii) capital stock of Aurora International consists of 100 shares. As of the Effective Date, there are (y) 1,000 Aurora Innovations Shares and (z) 100 Aurora International Shares issued and outstanding. As of the Effective Date, the membership interests of Gotham Properties are not denominated in units. There are four members of Gotham Properties and each holds a 25% membership interest as of the Effective Date. The Equity Interests represent all of the issued and outstanding equity interests of the Acquired Companies. Upon the Closing, the Buyer will be the beneficial owner of the entire equity interest in the Acquired Companies, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws) or other Liens except Permitted Liens. The Equity Interests have been duly and validly authorized and issued, are fully paid and non-assessable (as applicable), have been issued in compliance with all Applicable Laws, have been held of record and owned beneficially by the Equityholders as set forth in Exhibit B-1, and the Equityholders do not have any obligation to make future payments for such Equity Interests or contributions to the Acquired Companies solely by reason of their ownership of such Equity Interests. None of the Equity Interests were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right. No Acquired Company has any outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other Contracts that could require such Acquired Company to issue, sell, exchange, transfer, or otherwise cause to become outstanding any of its Equity Interests or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such Equity Interests. There are no outstanding obligations of any Acquired Company to repurchase, redeem or otherwise acquire any of its Equity Interests. There are no outstanding or authorized stock or unit appreciation, phantom equity, or similar rights with respect to any Acquired Company.

(b)                      Section 3.5(b) of the Disclosure Schedule sets forth for each Subsidiary (i) its authorized equity interests and (ii) the number of issued and outstanding shares of capital stock or other equity interests, the record and beneficial owners thereof and the number of shares or other equity interests held in treasury (as applicable). All of the issued and outstanding equity securities of the Subsidiaries have been duly and validly authorized and issued, are fully paid and nonassessable (as applicable), and have been issued in compliance with all Applicable Laws. None of the equity interests of the Subsidiaries were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right. No Subsidiary has any outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other Contracts that could require such Subsidiary to issue, sell, or otherwise cause to become outstanding any of its equity interests or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such equity interests. There are no outstanding obligations of any Subsidiary to repurchase, redeem or otherwise acquire any of its equity interests. There are no outstanding or authorized stock or unit appreciation, phantom equity, or similar rights with respect to any Subsidiary.

3.6              Subsidiaries; Joint Ventures. Except as set forth on Section 3.6 of the Disclosure Schedule, none of the Acquired Companies nor any Subsidiary (i) owns or controls, directly or indirectly, any interest in any other corporation, association or other business entity or (ii) participates in any joint venture, partnership or similar arrangement.

3.7              Compliance.

(a)                      No member of the Company Group is in violation or default of any provision of its charter documents, or of any judgment, order, writ or decree to which it is a party or by which it is bound, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed against any of them alleging any such violation or default. The Company Group complied in all material respects with all Applicable Laws and COVID-19 Measures, and no member of the Company Group has received any notice of any Proceeding alleging, or been cited, fined or otherwise notified in writing of, any failure to comply with any Applicable Laws or COVID-19 Measures.

(b)                      Without limiting Section 3.7(a):

(i)                 since January 1, 2015, the Company Group (and, to the Company Group’s Knowledge, any of its directors, executives, representatives, agents or employees on behalf of the Company Group) (A) has not used and is not using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has not used and is not using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (C) has not violated and is not violating any provision of the Foreign Corrupt Practices Act of 1977 or any other Applicable Law related to anticorruption, (D) has not been and is not the subject of any pending or, to the Company Group’s Knowledge, threatened investigation, inquiry or litigation, administrative or enforcement proceedings by any Governmental Entity regarding any violation or alleged violation of any provision of the Foreign Corrupt Practices Act of 1977 or any other Applicable Law related to anticorruption, and to the Company Group’s Knowledge, there are no circumstances likely to give rise to any such investigation, inquiry, litigation or proceeding, (E) has not made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured in each case in violation of Applicable Law, (F) has not established or maintained, or is not maintaining, any fund of corporate monies or other properties for the purpose of supplying finds for any of the purposes described in the foregoing clause (E), or (G) has not made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature, in each case in violation of Applicable Law; and

(ii)              neither the Company Group nor, to the Company Group’s Knowledge, any of its directors, executives, representatives, agents or employees in connection with their activities on behalf of the Company Group, (A) is the target of any Sanctions Laws, (B) is located, organized or resident in a country or territory that is the target of any comprehensive, territory-wide Sanctions Laws, or (C) is engaged, directly or indirectly, in any dealings or transactions with any Person, assets or project targeted by, or located in any country or territory that is the target of, any Sanctions Laws.

3.8              Financial Statements.

(a)                      Attached to Section 3.8(a) of the Disclosure Schedule are correct and complete copies of (i) the draft Audited Financial Statements, (ii) unaudited financial statements (statements of assets, Liabilities and unitholders’ or stockholders’ equity, and the related statements of revenues and expenses, unitholders’ or stockholders’ equity and cash flows) of the Acquired Companies and their Subsidiaries for (A) the fiscal year ended December 31, 2019 (the “Unaudited Financial Statements) and (B) as of and for the four-month period ended April 30, 2021 (the “Interim Financial Statements” and, together with the Audited Financial Statements and the Unaudited Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP on a consistent basis throughout the periods indicated and with each other, except for those accounting methods, historical policies, practices and procedures inconsistent with GAAP that are described in reasonable detail on Section 3.8(a) of the Disclosure Schedule (the “Accounting Standards”), except that the Interim Financial Statements are subject to normal year-end adjustments (none of which would be material to the Acquired Companies, individually or in the aggregate).

(b)                      The Company Financial Statements, together with the notes thereto, fairly present the financial condition and operating results of the Acquired Companies and their Subsidiaries as of the dates, and for the periods, indicated therein in all material respects, subject in the case of the Interim Financial Statements to normal year-end adjustments (none of which would be material to the Acquired Companies, individually or in the aggregate).

(c)                      Section 3.8(c)(i) of the Disclosure Schedule sets forth an aged list of the receivables of the Acquired Companies and their Subsidiaries as of December 31, 2020, and December 31, 2019, showing separately those receivables that, as of such dates, had been invoiced or billed by any of the Acquired Companies or any Subsidiary and are outstanding (A) 30 days or less, (B) 31 to 60 days, (C) 61 to 90 days, and (D) over 90 days. Except as set forth in Section 3.8(c)(ii) of the Disclosure Schedule, all receivables outstanding as of the Closing Date: (x) arose from the sale of products or services to Persons not affiliated with any Equityholder, and in the ordinary course of business consistent with past practice, and (y) constitute valid and enforceable claims of the Acquired Companies and their Subsidiaries not subject to set-off, counterclaim or other defenses.

(d)                      The inventory of the Company Group (i) is in good, merchantable and useable condition, (ii) is reflected in the Interim Financial Statements at the lower of cost and net realizable value, excluding all transfer price adjustments and (iii) is, in the case of finished goods, of a quality and quantity saleable in the ordinary course of business consistent with past practice and, in the case of all other inventory, are of a quality and quantity useable in the ordinary course of business consistent with past practice (subject to applicable reserves). The inventory obsolescence policies of the Company Group are appropriate for the nature of the products sold and the marketing methods used by the Company Group, and the reserve for inventory obsolescence set forth in the Interim Financial Statements fairly reflects the amount of obsolete, expired and excess inventory as at the date of the Interim Financial Statements. Section 3.8(d) of the Disclosure Schedule sets forth a list of all places where material inventory were located as of the Effective Date.

(e)                      Except as set forth in Section 3.8(e) of the Disclosure Schedule, no member of the Company Group has any Indebtedness. The Company submitted an application for forgiveness of the PPP Loan to the PPP Lender and received confirmation from the PPP Lender on June 2, 2021 that forgiveness of the full amount of the PPP Loan has been approved by the U.S. Small Business Administration. None of the Acquired Companies nor any Subsidiary (x) is a guarantor or indemnitor of any Indebtedness of any other Person, (y) has any Liabilities (and to the Company Group’s Knowledge there is no existing condition, fact or set of circumstances that could reasonably be expected to result in any Liabilities (including as a result of COVID-19 or any COVID-19 Measures)) except for: (i) Liabilities provided for or reserved against in the Company Financial Statements and not discharged subsequent to the applicable dates of the Company Financial Statements; (ii) Liabilities incurred by any member of the Company Group subsequent to the date of the Interim Financial Statements in the ordinary course of business and not discharged since the date of the Interim Financial Statements (none of which is a Liability resulting from noncompliance with any Applicable Law, any Contract or Permit, or any breach of Contract, breach of warranty, tort, infringement, or Proceedings); (iii) the Indebtedness set forth in Section 3.8(e) of the Disclosure Schedule; and (iv) Liabilities under this Agreement or any other agreement or certificate delivered in connection herewith, or (z) has any Liability that relates to or has arisen out of a breach of Contract, breach of warranty, tort or infringement by or against any member of the Company Group or any claim or lawsuit involving any member of the Company Group.

(f)                       Section 3.8(f) of the Disclosure Schedule sets forth a correct and complete list of (i) each personal guaranty of the Company Group’s obligations provided by any Equityholder and (ii) each loan, note or similar instrument (whether written or oral) or other outstanding obligation owed by any of the Equityholders to any member of the Company Group.

3.9              Changes. Except as set forth on Section 3.9 of the Disclosure Schedule or contemplated by this Agreement, since December 31, 2020, each member of the Company Group has conducted its businesses in the ordinary course of business and there has not been a Material Adverse Effect on the business. Without limiting the generality of the foregoing, since the date of the Interim Financial Statements, as of the Effective Date, except as disclosed in Section 3.9 of the Disclosure Schedule, there has not been:

(a)                      any sale, lease, license, transfer or assignment of any material asset;

(b)                     any change in the assets, financial condition or operating results of the Company Group from that reflected in the Interim Financial Statements, except changes in the ordinary course of business;

(c)                     any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, financial condition, operating results or business of the Company Group (as such business is presently conducted and as it is presently proposed to be conducted);

(d)                      any cancellation, compromise, release or waiver by the Company Group of any claims or rights (or series of related claims or rights) with a value to any member of the Company Group exceeding $100,000.00 or otherwise outside the ordinary course of business;

(e)                      any satisfaction or discharge of any Lien, claim or encumbrance or payment of any obligation by any member of the Company Group, except in the ordinary course of business;

(f)                       any new Contract or arrangement entered into, or any change or amendment to any Contract or arrangement, by which any member of the Company Group or any of such member’s assets or properties is bound or subject;

(g)                      any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets owned by any member of the Company Group;

(h)                      any mortgage, pledge, transfer of a security interest in, or Lien created by any member of the Company Group or applicable to any of its properties or assets, except Permitted Liens;

(i)                       any increase in the bonus, salary or other compensation or fringe benefits of any officer or employee of the Company Group (in each case, except in the ordinary course of business); any amendment to any employee benefit program or fringe benefit program with respect to the employees of any member of the Company Group (in each case except in the ordinary course of business); hired or terminated any employee who has an annual base salary or wages in excess of $50,000.00; hired, engaged or terminated any other employee, contractor or consultant other than in the ordinary course of business consistent with past practices; entered into or modified any written employment agreement with any such employee; or made any loans or advances to any employees;

(j)                       any declaration, setting aside or payment or other dividend or distribution in respect of any of the Acquired Companies’ Equity Interests, or any direct or indirect redemption, purchase or other acquisition of any of such Equity Interests by any Acquired Company;

(k)                      any amendment or authorization of any amendment to any member of the Company Group’s articles of incorporation or bylaws or other applicable charter or organizational documents;

(l)                      change in accounting principles, methods or practices or investment practices;

(m)                    acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;

(n)                    any (i) making, change or revocation of any election in respect of Taxes, (ii) adoption or change of any method of accounting or annual reporting, (iii) settlement or compromise of any federal, state, local or non-U.S. Tax Liability, claim or assessment, (iv) filing of any amended Tax return, (v) entering into any closing agreement relating to any Tax, (vi) agreement to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, (vii) failure to pay any Tax when due and payable, (viii) surrender or compromise of any right to claim a Tax refund, (ix) incurrence of any Tax Liability outside of the ordinary course of business, (x) taking of any position on any income or other material Tax return that is inconsistent with past practice, or (xi) deferral of any Taxes under any COVID-19 Measure;

(o)                      any business interruptions or Liabilities arising out of, resulting from or related to COVID-19 or COVID-19 Measures, whether directly or indirectly, including (i) disruptions to the Company Group’s supply chains, (ii) the failure of the Company Group’s suppliers to timely manufacture, ship or deliver raw materials and goods, (iii) the failure of the Company Group’s agents and service providers to timely perform services, (iv) labor shortages, (v) reductions in customer demand, (vi) any claim of force majeure by the any member of the Company Group or a counterparty to any Contract, (vii) any default under a Contract to which a member of the Company Group is a party, (viii) non-fulfillment of customer orders, (ix) restrictions on the Company Group’s operations, (x) reduced hours of operations or reduced aggregate labor hours, (xi) restrictions on uses of the Leased Real Property or (xii) the failure to comply with any COVID19 Measures; or

(p)                      any agreement or commitment by any member of the Company Group to do any of the things described in this Section 3.9.

3.10          Tax Matters.

(a)                      Each member of the Company Group has timely (i) filed (taking into account any applicable extensions) all Tax Returns that were required to be filed on or prior to the Effective Date and all such Tax Returns were correct and complete in all material respects and (ii) paid all Taxes shown to be due and payable on such Tax Returns and all other Taxes due and owing by any member of the Company Group.

(b)                      The unpaid Taxes of each member of the Company Group that are not yet due and payable do not exceed the reserve for Tax Liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Interim Financial Statements, as adjusted for the passage of time through the date hereof in accordance with the past practices of the Acquired Companies and the Subsidiaries, and as of the Closing Date such Taxes will not exceed the amount taken into account in the determination of Closing Indebtedness. There are no unpaid Taxes that are being contested by any member of the Company Group.

(c)                      Each member of the Company Group has complied with all Applicable Laws relating to the payment and withholding of Taxes and have, within the time and manner prescribed by law, paid over to the proper Governmental Entity all amounts required to be withheld and paid over under all Applicable Laws. All individuals classified by any member of the Company Group as independent contractors are properly classified as such for applicable Tax purposes.

(d)                      There are no Liens for Taxes (other than Permitted Liens) on any assets of any member of the Company Group.

(e)                      No member of the Company Group is a party to any currently pending Tax audits or other administrative proceedings or any currently pending court proceedings or any other material dispute or claim concerning any Tax Liability of any member of the Company Group, in each case, for which written notice been received, with regard to any Taxes for which any member of the Company Group would be liable. No claim has been made by a Governmental Entity in a jurisdiction where the Company Group does not file Tax Returns that any member of the Company Group is or may be subject to taxation in that jurisdiction.

(f)                       Except as set forth on Section 3.10(f) of the Disclosure Schedule, no member of the Company Group has filed for an extension of time within which to file any Tax Return which extension is currently in effect. No member of the Company Group has executed any outstanding waiver of any statute of limitations for, or extension of, the period for the assessment or collection of any Tax, in each case, which period has not yet expired.

(g)                      No member of the Company Group (i) has been a member of an affiliated group filing a consolidated federal income Tax Return, or (ii) has any Liability for the Taxes of any Person (other than the Acquired Companies or their Subsidiaries) under Treasury Regulations §1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor.

(h)                      No member of the Company Group has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law that could have a continuing effect with respect to any taxable period or portion thereof beginning on or after the Closing Date.

(i)                        No member of the Company Group has received a ruling from the IRS (or comparable ruling from any other Tax authority).

(j)                        No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting, or any use of the cash method of Tax accounting, for a taxable period ending prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed prior to the Closing Date; (iii) installment sale made on or prior to the Closing Date; or (iv) prepaid amount received or unearned revenue accrued prior to the Closing Date, including any income eligible for deferral under any Applicable Laws (including pursuant to Section 451 of the Code and Proposed Treasury Regulation Section 1.451-8), (v) application of Section 952(c)(2) of the Code, (vi) interest held by any member of the Company Group in a “controlled foreign corporation” (as such term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Section 951 or 951A of the Code; or (vii) Tax incurred pursuant to Section 965 of the Code (or any corresponding or similar provision of Applicable Law). Each member of the Company Group uses the accrual method of Tax accounting.

(k)                      Since its respective date of formation, and through the initial date of the Reorganization, each of Aurora Innovations and Aurora International has had in effect at all times a valid election under Section 1362(a) of the Code to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code, and, except for each foreign Subsidiary, each Subsidiary has elected to be treated as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code effective as of the date of such Subsidiary’s formation. No member of the Company Group will be obligated to pay any Tax under Section 1374 of the Code or any similar provision of state or local Tax Law in connection with the transactions contemplated by this Agreement. Each of Innovations Holdings and International Holdings shall have in effect at all times a valid election under Section 1362(a) of the Code to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code. Innovations Holdings and International Holdings will each make a valid election to treat each of Aurora Innovations and Aurora International, respectively, as a “qualified subchapter S subsidiary” of Innovations Holdings and International Holdings, respectively, effective as of the date contemplated by Section 1.1(c) of this Agreement. Following the date of the Conversion of Aurora Innovations and Aurora International and each domestic Subsidiary pursuant to the Reorganization, each of the Acquired Companies and each domestic Subsidiary shall be a disregarded entity pursuant to Treasury Regulations Section 301.7701-3.

(l)                       The Company Group has made available to the Buyer copies of all Tax Returns of each member of the Company Group filed for taxable years ending after December 31, 2016. Section 3.10(l) of the Disclosure Schedule sets forth, to the Company Group’s Knowledge, (i) in each case for all Tax periods ending after December 31, 2016, those years for which examinations by the taxing authorities have been completed; and (ii) in each case for all Tax periods, those taxable years for which examinations by taxing authorities are presently being conducted.

(m)                    During the past two (2) years, no member of the Company Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(n)                    Except as set forth on Section 3.10(n) of the Disclosure Schedule, all Taxes required to have been collected and paid on the sale of products or taxable services by the Company Group (whether or not denominated as sales or use taxes) have been properly and timely collected and paid, or all sales tax exemption certificates or other proof of the exempt nature of sales of such products or services have been properly collected and, to the extent required, submitted to the appropriate Governmental Entity.

(o)                    There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation, or other similar agreement, undertaking or practice, written or oral, with respect to Taxes (other than any such agreement or obligation the principal purpose of which is not to address Tax matters) that could require any payment related to the activities of the Company Group.

(p)                   No member of the Company Group has participated in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(q)                   No domestic member of the Company Group has had a permanent establishment, as defined in any applicable Tax treaty or convention, in any country other than the United States. No foreign Subsidiary has, since the time of formation, been engaged in a United States trade or business. No foreign Subsidiary will have earned a material amount of “subpart F income” as defined in Section 952 of the Code through the Closing Date.

(r)                   No member of the Company Group is obligated to make, and will not as a result of any event connected directly or indirectly with any of the transactions contemplated by this Agreement become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (or any corresponding provision of other Applicable Law), determined without regard to Section 280G(b)(4) of the Code.

(s)                  No member of the Company Group has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(t)                  Each member of the Company Group has complied in all material respects with all applicable transfer pricing rules, and all documentation required by all relevant transfer pricing Applicable Laws has been timely prepared.

(u)                 No member of the Company Group has extended, deferred or delayed the payment of any Taxes under the CARES Act or otherwise as a result of COVID-19 or any COVID-19 Measures.

(v)                 Any incurrence and forgiveness or discharge of the PPP Loan satisfied all the requirements of the CARES Act such that the forgiveness or discharge did not result in any of the Acquired Companies or any of their Subsidiaries realizing any income for U.S. federal income tax purposes (other than from the disallowance of deductions pursuant to IRS Notice 2020-32).

(w)                The terms and conditions made or imposed in respect of every transaction (or series of transactions) between any member of the Company Group that is a resident of Canada (each, a “Canadian Resident Subsidiary”) for purposes of the Income Tax Act (Canada) (“ITA”) and any Person that is (i) a non-resident of Canada for purposes of the ITA, and (ii) not dealing at arm’s length with such Canadian Resident Subsidiary, for purposes of the ITA, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the ITA. and for all such transactions records or documents that meet the requirements of paragraphs 247(4)(a) and (b) of the ITA have been made or obtained.

(x)                  There are no transactions or events that have resulted, and no circumstances existing, which could result in the application to any Canadian Resident Subsidiary of the debt forgiveness rules in sections 80, 80.01, 80.02, 80.03, 80.04 of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(y)                 No Canadian Resident Subsidiary has incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for purposes of the ITA) with such Canadian Resident Subsidiary, the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the ITA, be included in such Canadian Resident Subsidiary’s income for Canadian income tax purposes for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(z)                      No Canadian Resident Subsidiary has acquired property from a Person not dealing at arm’s length (for purposes of the ITA) with it in circumstances that would result in such Canadian Resident Subsidiary becoming liable to pay Taxes of such Person under subsection 160(1) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(aa)                   No Canadian Resident Subsidiary has claimed any reserve or deduction or made any election under the ITA, or under any equivalent provision of the taxation legislation of any province or jurisdiction, that could require an amount to be included in its income, for any Tax period ending after the Closing Date.

(bb)                  At no time during the sixty (60) month period preceding the Closing Date was more than fifty percent (50%) of the fair market value of the Aurora International Units derived, directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada; (ii) Canadian resource properties (within the meaning of the ITA); (iii) timber resource properties (within the meaning of the ITA); or (iv) options in respect of, or interests in, or for civil law rights in, property described in (i), (ii) or (iii) above, whether or not the property exists. The Aurora International Units have not been deemed to be taxable Canadian property (within the meaning of the ITA) under a provision of the ITA.

(cc)                   Aurora Peat Products ULC has (i) duly and timely completed and filed all CEWS Returns required to be filed by it, or that it elected to file, and all such returns are true, correct and completed in all material respects and (ii) not claimed CEWS or other COVID-19 administrative relief offered by any Governmental Entity to which it was not entitled.

3.11          Permits. Each member of the Company Group has all franchises, permits, licenses, approvals, and any similar authority (“Permits”) necessary for the conduct of its business as now being conducted by it and any Permits which were required for conduct of the business which has been discontinued by the Company Group as of the Effective Date, which Permits are set forth in Section 3.11 of the Disclosure Schedule. No member of the Company Group has received written notice or, to the Company Group’s Knowledge, oral notice, of (i) any pending proceedings or enforcement orders which could reasonably be expected to result in the revocation, cancellation, suspension or any adverse modification of any such franchises, permits, licenses or other similar authority or (ii) any default under any of such franchises, permits, licenses or other similar authority.

3.12          Real Property.

(a)                      Section 3.12(a) of the Disclosure Schedule sets forth the addresses of all real property and improvements owned by any member of the Company Group (the “Owned Real Property”). Each member of the Company Group owning Owned Real Property has good and valid title and ownership of record with respect to such Owned Real Property in accordance with the Applicable Laws of the jurisdiction in which the Owned Real Property is located, subject to Permitted Liens. Except as set forth on Schedule 3.12(a) to the Disclosure Schedule, the Owned Real Property is free from material patent, and to the Company Group’s Knowledge, latent defects, has been maintained in accordance with normal and applicable industry practice, is in good operating condition and repair, subject to normal wear and tear, requires no work or improvements to bring it into compliance with any Applicable Law, and is suitable and sufficient for the purposes for which it is used, held for use and presently proposed to be used. The Owned Real Property is not in the possession of any adverse possessors. The Owned Real Property is used in a manner consistent with and permitted by applicable zoning ordinances and other Applicable Laws without special use permits. The Owned Real Property is served by all water, sewer, electrical, telephone, drainage and other utilities required for the purposes for which it is used, held for use and presently proposed to be used. The continued maintenance and operation of the Owned Real Property as currently maintained and operated is not dependent on facilities located at other property, and the continued maintenance and operation of any other property is not dependent on facilities located on the Owned Real Property. No building or other improvement not part of the Owned Real Property relies on the Owned Real Property or any part thereof or any interest therein to fulfill any requirement of any Governmental Entity, and no building or other improvement on the Owned Real Property relies on any property not included within the Owned Real Property to fulfill any requirement of any Governmental Entity. There exists no material violation by any member of the Company Group or, to the Company Group’s Knowledge, by a third party of any covenant, condition, restriction or easement affecting any portion of the Owned Real Property.

(b)                      Section 3.12(b) of the Disclosure Schedule lists all real property leased or subleased to any member of the Company Group and the address thereof (the “Leased Real Property”). The Acquired Companies have made available to the Buyer correct and complete copies of the leases and subleases listed in Section 3.12 of the Disclosure Schedule (as amended to date) (“Leases”). Except as set forth in Section 3.12(b) to the Disclosure Schedule, with respect to each Lease or the Leased Real Property:

(i)                 The Lease is in full force and effect and is binding, and enforceable against each of the parties thereto in accordance with their respective terms subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity.

(ii)              There is no purchase option, right of first refusal, first option or other right held by any member of the Company Group with respect to any real property that is not contained within a Lease.

(iii)            There is no forbearance arrangement in effect with respect to any Lease.

(iv)             No member of the Company Group has agreed to modify any terms of any Lease, including by having given any Person any estoppel certificate or similar instrument that would preclude assertion of any claim under any Lease, affect any right or obligation under any Lease or otherwise be binding upon any successor to such Company Group member’s position under any Lease.

(v)               No member of the Company Group has exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant under any Lease or to purchase the real property subject to any Lease.

(vi)             The Leased Real Property is not subject to any leases or tenancies of any kind except for the Leases.

(vii)          The Leased Real Property is not in the possession of any adverse possessors.

(viii)        The Leased Real Property is used in a manner consistent with and permitted by applicable zoning ordinances, any licenses, certificates, consents, and other Applicable Laws without special use permits, and any approvals, rights, Permits or agreements required to enable the Leased Real Property to be used, operated and occupied in its current and intended manner.

(ix)             The Leased Real Property is served by all water, sewer, electrical, telephone, drainage and other utilities required for the purposes for which it is used, held for use and presently proposed to be used.

(x)               The Leased Real Property is free from material patent, and to the Company Group’s Knowledge, latent defects, has been maintained in accordance with normal and applicable industry practice, is in good operating condition and repair, subject to normal wear and tear, requires no work or improvements to bring it into compliance with any Applicable Law, and is suitable and sufficient for the purposes for which it is used, held for use and presently proposed to be used.

(xi)             There exists no violation by any member of the Company Group or, to the Company Group’s Knowledge, by a third party of any covenant, condition, licenses, restriction or easement affecting any portion of the Leased Real Property.

(xii)          The continued maintenance and operation of the Leased Real Property as currently maintained and operated is not dependent on facilities located at other property, and the continued maintenance and operation of any other property is not dependent on facilities located on the Leased Real Property. No building or other improvement not part of the Leased Real Property relies on the Leased Real Property or any part thereof or any interest therein to fulfill any requirement of any Governmental Entity; and no building or other improvement on the Leased Real Property relies on any property not included within the Leased Real Property to fulfill any requirement of any Governmental Entity.

(xiii)        Neither the applicable member of the Company Group, nor, to the Company Group’s Knowledge, any other party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder, including the default of any existing licenses, and no party to the Lease has repudiated any provision thereof.

(xiv)         There has been no rent deferred under any Lease due to COVID-19 or otherwise that is currently unpaid or outstanding.

3.13          Personal Property. Each member of the Company Group currently has good and marketable title to, or a valid leasehold interest in, all property and assets used to conduct its business and operations as they are currently being conducted, free and clear of all Liens, other than Permitted Liens. With respect to the property and assets leased, each member of the Company Group is in compliance with such leases. All material tangible personal property owned or leased by any member the Company Group and used by any member of the Company Group in the operation of its business is free from patent, and to the Company Group’s Knowledge, latent defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair, normal wear and tear excepted, and is suitable and sufficient for the purposes for which it is used and presently is proposed to be used by such member of the Company Group.

3.14          Intellectual Property.

(a)                      The members of the Company Group collectively, solely and exclusively own all right, title and interest (including the sole right to enforce) in and to the Owned Intellectual Property. All Owned Intellectual Property is free and clear of all Liens except Permitted Liens. Each member of the Company Group owns (or otherwise has the valid right to use or exploit) all Intellectual Property used in or necessary for the operation of the businesses of such member of the Company Group as presently conducted and proposed to be conducted. No funding, facilities or personnel of any educational institution or Governmental Entities were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property. The Owned Intellectual Property does not include any software, and no member of the Company Group has distributed, developed, commercialized, or otherwise made available to any Person any software.

(b)                      All Owned Intellectual Property is fully transferable, alienable and licensable by the Company Group without restriction and without payment of any kind to any third party and without approval of any third party. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will: (i) result in the loss or impairment of any of the Company Intellectual Property; (ii) give rise to any right of any Person to terminate any rights under any License or exercise any new or additional rights under any Intellectual Property; or (iii) cause or result in any of the Buyer or any of its Affiliates, or any member of the Company Group, (A) granting to any Person any right with respect to any Intellectual Property; (B) being bound by, or subject to, any exclusivity, non-compete or other material restriction on the operation of their respective businesses; or (C) being obligated to pay any royalties or other fees or consideration or offer any discounts to any Person with respect to any Company Intellectual Property in excess of those payable or offered by each member of the Company Group in the absence of this Agreement and the transactions contemplated hereby. Each item of Company Intellectual Property existing immediately prior to the Closing will be available on identical terms and conditions immediately after the Closing.

(c)                      Except as set forth in Section 3.14(c) of the Disclosure Schedule, no member of the Company Group, the Company Products (including the use thereof), or the operation of the businesses of the Company Group violate, infringe or misappropriate any Intellectual Property of any Person (and have not previously done so since December 31, 2014). Except as set forth in Section 3.14(c) of the Disclosure Schedule, there is no past, pending or, to the Company Group’s Knowledge, threatened Proceeding alleging that any member of the Company Group, the Company Products (including the use thereof), or the operation of the businesses of the Company Group infringes, misappropriates or otherwise violates the rights of any Person, or, to the Company Group’s Knowledge, any facts or circumstances that might reasonably serve as the basis for any such Proceeding; and no member of the Company Group has, since December 31, 2014, received any written charge, complaint, claim, demand or notice alleging that any member of the Company Group has infringed or misappropriated any material Intellectual Property rights of any third party (including any claim that a member of the Company Group must license or refrain from using any Intellectual Property rights of any third party). To the Company Group’s Knowledge, since December 31, 2014, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company Group.

(d)                      Schedule 3.14(d)(i) of the Disclosure Schedule sets forth a complete and correct list of all Registered Intellectual Property (and the jurisdiction in which such item has been issued, registered or filed and the applicable issuance, grant, registration or serial number(s) (or other applicable number(s), as applicable)). Section 3.14(d)(ii) of the Disclosure Schedule identifies each trade name or unregistered trademark used by each member of the Company Group in connection with any of its businesses. All Registered Intellectual Property (other than applications therefor) is in full force and effect; is valid, subsisting and enforceable; and has been obtained and maintained in compliance with all applicable rules, policies and procedures of the applicable Governmental Entities.

(e)                      Section 3.14(e) of the Disclosure Schedule identifies each (i) Contract whereby any member of the Company Group received a license to the Intellectual Property of another Person, other than a license to unmodified commercially available “off the shelf” object code software that is not embedded in or used to provide Company Products, or otherwise distributed by any member of the Company Group and does not involve payments in excess of $25,000 annually for all licenses or users; (ii) Contract whereby any member of the Company Group grants a license to another Person under any Owned Intellectual Property, other than nonexclusive licenses granted to customers in the ordinary course of business consistent with past practice; and (iii) any other Contract relating to the development, use or commercialization of any Intellectual Property or any waiver or release of rights in, to or under Intellectual Property by any member of the Company Group, including Contracts whereby any member of the Company Group has attempted to resolve a dispute relating to Intellectual Property. The Acquired Companies have made available to the Buyer correct and complete copies of all of the foregoing Contracts (as amended to date). All of the Contracts disclosed or required to be disclosed in Section 3.14(e) of the Disclosure Schedule (including any Contracts that would have been required to be disclosed but for a specific exception stated in (i) or (ii) above) shall be deemed a Material Contract for purposes hereof.

(f)                       Each member of the Company Group has: (i) taken all reasonable measures to protect and preserve its rights in the Owned Intellectual Property and the confidentiality of all Trade Secrets (and any information intended to be a Trade Secret) owned or held by any member of the Company Group; and (ii) only disclosed any such Trade Secrets pursuant to the terms of a written agreement that requires the Person receiving such Trade Secrets to reasonably protect and not disclose such Trade Secrets.

(g)                      No present or former employee, officer, consultant or contractor of any member of the Company Group has any ownership, license or other right, title or interest in any Owned Intellectual Property. Each current and former employee, officer, consultant and contractor of any member of the Company Group who is or has been involved in the development (alone or with others) of any Intellectual Property by or for any member of the Company Group, or has or previously had access to any Trade Secrets owned or held by any member of the Company Group has executed and delivered to such member a written and enforceable Contract that: (i) assigns to such member, without any obligation of payment, all right, title and interest in and to any such Intellectual Property, and (ii) reasonably protects such Trade Secrets. No present or former employee, officer, consultant or contractor is in violation of any such Contract. No member of the Company Group or any of its officers, employees, agents or contractors has done, or failed to do, any act or thing which may prejudice the validity or enforceability of any of the Owned Intellectual Property. None of the Contracts of any member of the Company Group (including any Contract for the performance of professional services by or on behalf of any member of the Company Group) confers upon any Person other than such member any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered in connection with such Contract.

3.15          Privacy.

(a)                      Except as set forth in Section 3.15(a) of the Disclosure Schedule, each member of the Company Group has provided complete and accurate copies of all versions of its privacy policies to the Buyer, including providing any type of notice and obtaining any type of consent required by Applicable Law. Each such member’s privacy policies and related practices are consistent with standards that are customary in the industry. Each member of the Company Group has (i) complied in all material respects with its privacy policies and complied in all material respects with all Applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer of any data or information (including any Personally Identifiable Information) that is possessed by or otherwise subject to the control of such member (collectively, “Information”), (ii) implemented and maintained measures sufficient to assure that it complies with such Applicable Laws and will not acquire, fail to secure, share or use such Information in a manner inconsistent with (A) such Applicable Laws, (B) any notice to or consent from the provider of the Information, (C) any policy adopted by such member, (D) any Contract made by such member that is applicable to such Information, or (E) any privacy policy or privacy statement from time to time published or otherwise made available to the providers of the Information by such member, and (iii) in connection with each third party servicing, outsourcing or similar arrangement involving Information acquired from or with respect to such member, contractually obligated any such third party to (A) comply in all material respects with the Applicable Laws with respect to the Information, (B) protect and secure Information from: loss or damage; unauthorized access, use, disclosure, or modification; or, any other misuse, (C) restrict use of Information to those authorized or required under the servicing, outsourcing or similar arrangement, and (D) certify or guarantee the return or adequate disposal of Information. Each Canadian member of the Company Group has appointed an individual to ensure compliance with such entity’s data protection obligations within Canada as required by (i) the Personal Information Protection and Electronic Documents Act of Canada, (ii) the Personal Information Protection Act of Alberta, and (iii) the Personal Information Protection Act of British Columbia. Except for disclosures of Information required by Applicable Laws, authorized by the provider of Information or provided for in the privacy policies of each such member of the Company Group, each such member has not sold, leased or otherwise made available to third parties any Information and has taken sufficient measures to ensure that all Information is protected against loss, damage, and unauthorized access, use, disclosure, modification, or other misuse. There has been no loss, damage, or unauthorized access, use, disclosure, modification, or other misuse of any Information. No claims have been asserted or threatened, or are reasonably expected to be asserted or threatened, with respect to any Information. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement violate any privacy policy, Contract or Applicable Laws relating to the use, dissemination, or transfer of any Information. For the avoidance of doubt, the term “privacy” as used in this Section 3.15(a) includes the concepts of data protection and data security.

(b)                      To the extent that any member of the Company Group receives, processes, transmits or stores any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, cardholder data (including as such term is defined in the Payment Card Industry Data Security Standards (“PCI DSS”), as amended from time to time), or other related data (collectively, “Cardholder Data”), each such member’s information security procedures, processes and systems have at all times met or exceeded all Applicable Laws, and contractual obligations related to the collection, storage, processing and transmission of Cardholder Data, including those established by applicable governmental regulatory agencies, payment brands, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard). There has never been a material security breach involving any such Cardholder Data. No material breach, deficiency or non-compliance was identified in the most recent audit (if any) of each member of the Company Group relating to its compliance with PCI DSS. For all periods when each member of the Company Group received, processed, transmitted or stored any Cardholder Data, such member has implemented and complied with procedures for the regular audit of its systems related with PCI DSS.

3.16          IT Systems. All computer, information technology and data processing systems, facilities and services used by each member of the Company Group, including all software, hardware, networks, communications facilities, platforms and related systems and services used or planned to be used by each such member (collectively, the “Systems”) operate and perform in accordance with their documentation and functional specifications and otherwise as required by each such member, and are free of (i) any critical defects, including any critical error or critical omission in the processing of any transactions and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or hardware components (collectively “Contaminants”) that would permit or cause unauthorized access or the unauthorized disruption, impairment, disablement of such Systems (or any parts thereof) or erasure of any Information. Each member of the Company Group takes and has taken reasonable steps and implements and has implemented reasonable procedures, to (x) ensure that the Systems are free from Contaminants, (y) ensure the security and integrity of any Information and protect against hazards or threats to the security or integrity of any Information, and (z) prevent unauthorized access to Information. Each member of the Company Group has reasonable disaster recovery plans, procedures and facilities, and takes and has taken reasonable steps to safeguard and back up at secure off-site locations all Information. There have been no unauthorized intrusions or breaches of the security of such Systems. Each member of the Company Group has implemented security patches or upgrades that are generally available for such Systems where such patches or upgrades are reasonably required to maintain their security. No member of the Company Group has experienced any material accidental loss, alteration, disclosure or destruction of, misuse of, unauthorized third-party access to, or damage to, Information held or processed by or on behalf of any such member’s customers or employees, including Information and the Systems have not otherwise materially malfunctioned or failed.

3.17          Company Products. The Company Products conform in all material respects with all applicable Contract commitments and all express and implied warranties, and the product specifications published by any member of the Company Group and with all regulations, certification standards and other requirements of any applicable Governmental Entity, third party or Applicable Law. All Company Products were and are free of any material defects. There is no pending or, to the Company Group’s Knowledge threatened (or, to the Company Group’s Knowledge, any basis for any) Proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Company Products. All Company Products are subject to standard terms and conditions of sale, license, lease or delivery (the “Standard Product Terms”), true, complete and correct copies of which have been delivered to the Buyer and contain all applicable guaranty, warranty and indemnity provisions. No Company Product is subject to any guaranty, warranty or other indemnity beyond the applicable Standard Product Terms.

3.18          Banking Relationships. Set forth on Section 3.18 of the Disclosure Schedule are the names and locations of all banks in which the Company Group has accounts, lines of credit, safety deposit boxes and, with respect to each account, line of credit, and safety deposit box, the names of all Persons authorized to draw thereon or to have access to, as well as the account numbers.

3.19          Contracts. Section 3.19 of the Disclosure Schedule lists the following Contracts to which any member of the Company Group is a party or by which any of its assets is bound (each Contract so listed or required to be so listed hereunder or under Section 3.14(e) of the Disclosure Schedule being a “Material Contract”) and, to the extent that a Material Contract is oral, such Schedule contains an accurate description thereof:

(a)                      each Contract that requires payments to or from any Company Group member in excess of $75,000.00 in any calendar year;

(b)                      each Contract that cannot be terminated by the Company Group on written notice of thirty (30) calendar days or less;

(c)                      each Contract regarding any change of control, purchase or sale of assets outside the ordinary course of business, amalgamation, or merger;

(d)                      each Contract that limits or purports to limit any member of the Company Group or any of its employees, independent contractors or consultants from competing;

(e)                      each Contract to pay or receive any royalty or similar fee based on sales, quantity or other metric (other than with respect to Intellectual Property);

(f)                       each Contract regarding any management, personal service or consulting or other similar type of Contract (other than those that are or on the Closing Date will be terminable at will or upon not more than 30 days’ notice by any member of the Company Group without any Liability to any member of the Company Group, except Liability with respect to services rendered before the termination thereof);

(g)                      each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract, capital lease or other similar Contract created or assumed by, or permitted to be created by written document made or accepted by, any member of the Company Group or any sale leaseback arrangement pertaining to any real property or to equipment;

(h)                      each partnership, joint venture or similar Contract;

(i)                        each Contract with any Affiliate of (A) any member of the Company Group or (B) any officer, director, governor or manager of (or any person holding a similar position with) any member of the Company Group;

(j)                        each Contract containing any form of most favored pricing provision in favor of any supplier or customer of any member of the Company Group;

(k)                      each secrecy or confidentiality Contract that imposes confidentiality obligations on any member of the Company Group;

(l)                        each Contract with a Governmental Entity;

(m)                    each Contract that provides for earn-outs or similar contingent obligations;

(n)                      each Contract providing exclusive distribution, sales, or marketing rights with respect to any product or service or any geographic territory; and

(o)                      each other Contract not entered into in the ordinary course of business of the applicable member of the Company Group.

The Acquired Companies have made available to the Buyer a true, correct and complete copy of each Material Contract (or, to the extent that a Material Contract is oral, Section 3.19 of the Disclosure Schedule contains an accurate description thereof). With respect to each Material Contract, (i) such Material Contract is legal, valid and binding, in full force and effect and enforceable (except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies) in accordance with its terms against such member of the Company Group and, to the Company Group’s Knowledge, against each other party thereto, and such Material Contract will continue to be so legal, valid, binding, in full force and effect and enforceable on identical terms upon the consummation of the transactions contemplated herein, (ii) such member of the Company Group is not and, to the Company Group’s Knowledge, no other party thereto is in material breach of or default under such Material Contract and no party thereto has given to any other party thereto written, or to the Company Group’s Knowledge, other notice alleging that such a breach or default occurred, (iii) to the Company Group’s Knowledge, no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, such Material Contract or of any material right or Liability thereunder, (iv) such member of the Company Group has not waived any material right under such Material Contract, (v) no party to such Material Contract has terminated, modified, accelerated or canceled such Material Contract or any material right or Liability thereunder or communicated to Sellers in writing or, to the Company Group’s Knowledge, orally such party’s desire or intent to do so, (vi) no member of the Company Group has received any prepayment under such Material Contract for any service that has not been fully performed or good that has not been supplied (other than as is fully reflected in the Interim Financial Statements), (vii) each party to such Material Contract has performed all material obligations under such Material Contract required to be performed and, to the Company Group’s Knowledge, no facts exist which would render such performance unlikely (including as a result of COVID-19 or COVID-19 Measures) and no party to a Material Contract has claimed a force majeure with respect there to, and (viii) if the parties to such Material Contract are performing under terms that have expired by the express terms of such Material Contract, then Section 3.19 of the Disclosure Schedule identifies such expiration and describes the material terms under which such parties continue to perform.

3.20          Customers, Distributors and Suppliers. Section 3.20 of the Disclosure Schedule lists the names of (i) the twenty (20) largest customers of the Company Group (based on revenue recognized, and not including distributors), (ii) the five (5) largest distributors of the Company Group (based on revenue recognized), and (iii) the twenty (20) largest suppliers of the Company Group (based on payables incurred), in each case, during the years ended December 31, 2020 and December 31, 2019, and the four-month period ended April 30, 2021, and the amount of sales to each such customer and purchases from each such supplier during each such period. No member of the Company Group has received notice that any such customer, distributor or supplier intends to cease or materially decrease using the services of the Company Group, reselling or distributing products or services of the Company Group, or accepting purchase orders by the Company Group, as applicable. COVID-19 and the COVID-19 Measures have not prevented the Company Group from maintaining an adequate quantity of inventory and raw materials, including as a result of any disruption in supply chains affecting the Company Group’s supply of inventory and raw materials.

3.21          Certain Business Relationships with the Company Group. Except as set forth on Section 3.21 of the Disclosure Schedule, none of the Equityholders, or any director, officer or manager of any member of the Company Group: (i) owns, directly or indirectly, any interest in any Person which is a competitor, supplier or customer of the Company Group (unless such Person is a publicly traded company), (ii) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the Intellectual Property) which is utilized by or in connection with the business of the Company Group, (iii) is a customer of or supplier to the Company Group, or (iv) directly or indirectly has an interest in or is a party to any Contract pertaining or relating to the Company Group.

3.22          Insurance. Set forth on Section 3.22(i) of the Disclosure Schedule is a complete and correct list of all policies of insurance (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which any member of the Company Group is a party, a named insured or otherwise the beneficiary of coverage. With respect to each such insurance policy: (i) the policy is in full force and effect by its terms; (ii) no member of the Company Group or, to the Company Group’s Knowledge, any other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices); (iii) to the Company Group’s Knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (iv) no member of the Company Group has received written, or to the Company Group’s Knowledge, oral notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Section 3.22(ii) of the Disclosure Schedule further sets forth an accurate and complete list of all claims asserted by any member of the Company Group pursuant to any such policy of insurance since January 1, 2016, and describes the nature and status of the claims.

3.23          Litigation. Except as set forth on Section 3.23 of the Disclosure Schedule, no member of the Company Group has received written notice or, to the Company Group’s Knowledge, oral notice, of any Proceeding or investigation against the Acquired Companies, the Subsidiaries or any of their properties or assets. No member of the Company Group is a party or subject to the provisions of any material order, writ, injunction, judgment, enforcement order, or decree of any Governmental Entity that has not been satisfied in full or otherwise discharged.

3.24          Personnel.

(a)                      Set forth on Section 3.24(a) of the Disclosure Schedule is a list of the job titles, dates of hire, employer entity, annual salary rates and other compensation, amounts of accrued and unused vacation time, FLSA classification (exempt/non-exempt), and job status (full-time, part-time, or leave type) for every employee of any member of the Company Group as of June 11, 2021.

(b)                      Each member of the Company Group has complied in all material respects with all Applicable Laws, rules and regulations which relate to labor and employment practices, including wages, hours, meal and rest breaks, overtime, vacation, paid time off, sick time, termination of employment, disability, leave, occupational health and safety, immigration, accommodations, whistle-blowing, discrimination, harassment, retaliation, data protection, employee privacy, workers’ compensation and other terms and conditions of employment and has not engaged in any unfair labor practice as defined in the National Labor Relations Act, or other Applicable Law. None of the employees of any member of the Company Group is a member of any labor union in connection with his or her employment with such member of the Company Group, and no member of the Company Group is a party to or otherwise bound by any labor or collective bargaining agreement, nor is any labor or collective bargaining agreement being negotiated by any member of the Company Group. No member of the Company Group has any Knowledge of any union organizing, election or other activities made or threatened at any time within the past three years by or on behalf of any union, works council, employee committee or representative or other labor organization or group of employees with respect to any employees of any member of the Company Group. Over the past three (3) years, no member of the Company Group has experienced any labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute (as a result of COVID-19, COVID-19 Measures or otherwise), nor to the Company Group’s Knowledge is any such action threatened.

(c)                      All of the employees of the Acquired Companies and any United States registered Subsidiaries are either United States citizens or are legally entitled to work in the United States under all Applicable Laws, including the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(d)                     To the Company Group’s Knowledge, no current or former employees, independent contractors, contractors for services, or consultants of any member of the Company Group is in violation or breach of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, restrictive covenant, statutory obligation, fiduciary duty or any other common law obligation owed to any former employer, contractor, customer or client, relating to the right of any such employee, contractor or consultant to be employed or engaged by any member of the Company Group or any other entity because of the nature of the business conducted by any member of the Company Group or other entity or to the use of trade secrets, confidential or proprietary information of the Company or others. No member of the Company Group has received any notice alleging that any such violation has occurred.

(e)                     All employees, consultants and independent contractors of the Company Group have been properly classified as such for purposes of all Applicable Laws. Section 3.24(e)(i) of the Disclosure Schedule sets forth a correct and complete list of all individual consultants and independent contractors of any member of the Company Group within the past six (6) years who have been paid in the aggregate compensation for services exceeding $50,000.00. Except as set forth on Section 3.24(e)(ii) of the Disclosure Schedule, all consulting and independent contractor agreements can be cancelled with less than ninety (90) calendar days’ notice without penalty. The Company Group is not, and has never been, a joint or co-employer of any temporary or leased employees engaged through a staffing agency.

(f)                      Other than as set forth in Section 3.24(e) of the Disclosure Schedule, (i) during the ninety (90) days preceding the Effective Date, there have been no terminations, layoffs, voluntary departures, or retirements of any employees of any member of the Company Group and no member of the Company Group has any reason to believe that any terminations, layoffs, voluntary departures, or retirements will occur prior to the Closing; and (ii) no employees or officers of a member of the Company Group have given notice of actual or potential termination of employment, nor, to the Company Group’s Knowledge, does any such employee or officer intend to terminate his or her employment.

(g)                     The Company Group has paid all outstanding Liabilities, fees, expenses and obligations relating to consultants, agents and other independent contractors who provide services to any member of the Company Group.

(h)                     No member of the Company Group has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, or any other Applicable Law, and no such action will be implemented without advance notification to the Buyer.

(i)                        Except as set forth on Section 3.24(i) of the Disclosure Schedule, no member of the Company Group has had, nor to the Company Group’s Knowledge are there any facts that would give rise to, any workforce changes resulting from disruptions due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furlough, shutdowns (whether voluntary or by Order), or any changes to benefit or compensation programs, nor are any such changes currently contemplated. The Company Group is, and at all times has been, in material compliance with all Applicable Laws governing employee health and safety and business reopening issued as a result of COVID-19, including state, local and agency orders and public health directives.

(j)                        Except as set forth in Section 3.24(j) of the Disclosure Schedule, there are no charges, complaints, grievances, disciplinary matters or controversies pending or, to the Company Group’s Knowledge, threatened, between any member of the Company Group, on the one hand, and any of the Company Group’s current, former or prospective directors, managers, officers, employees, applicants or other individual service providers (including consultants and independent contractors) or personal service companies (including consultants and independent contractors), on the other hand. No member of the Company Group has received written notice from any Governmental Entity responsible for the enforcement of Applicable Laws related to employment indicating its intent to conduct an investigation or that any such investigation is in progress, and, to the Company Group’s Knowledge, no Governmental Entity is conducting or is planning to conduct such an investigation. The Company Group has not received any demand letters or drafts of suits, administrative charges or complaints related to any claims made by any current or former employees, applicants, independent contractors, or temporary or leased employees.

(k)                      The Company Group has not been party to any settlement agreement with any current or former director, manager, officer, employee, applicant or other individual service provider resolving allegations of sexual harassment. To the Company Group’s Knowledge, there have not been any allegations of sexual harassment by or against any current or former director, officer or employee of the Company Group and none are currently pending.

3.25          Employee Benefits.

(a)                      Set forth on Section 3.25(a) of the Disclosure Schedule is a list of all Benefit Plans by relevant jurisdiction. No member of the Company ERISA Group has any agreement, commitment or obligation, whether formal or informal, whether written or unwritten, and whether legally binding or not, to create, enter into, or contribute to any other Benefit Plan, or to modify or amend any existing Benefit Plan (except for amendments required by Applicable Law with respect to which the amendment deadline has not yet lapsed).

(b)                      Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust is exempt from taxation under Section 501(a) of the Code. Each such Benefit Plan (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Benefit Plan’s qualified status under the Code; or (ii) utilizes a prototype or volume submitter plan document that is the subject of a current, unrevoked favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan and upon which the members of the Company Group and such Benefit Plan are entitled, under applicable IRS guidance, to rely. Nothing has occurred (and no facts or circumstances exist) that could adversely affect the qualified status of any such Benefit Plan or the exempt status of its related trust

(c)                      Each Benefit Plan has been established, maintained, registered, invested, funded, operated and administered in all material respects in accordance with its governing instruments and in compliance with all Applicable Laws, including but not limited to ERISA and the Code (and the regulations and rulings issued thereunder and the ITA as applicable). Each member of the Company ERISA Group and each other Person (including each fiduciary of such Benefit Plan) has properly performed all of its duties and obligations (whether arising by operation of law, by Contract or otherwise) under or with respect to such Benefit Plan, including all fiduciary, reporting, disclosure, and notification duties and obligations.

(d)                     (i) There has been no prohibited transaction within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code (and not otherwise exempt under Section 408 of ERISA and Section 4975(c)(2) or 4975(d) of the Code) with respect to any Benefit Plan, (ii) there has been no breach of fiduciary duty (including violations under Part 4 of Subtitle B of Title I of ERISA or other Applicable Law) with respect to any Benefit Plan, (iii) there has been no other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan, and (iv) no claim, action, suit, proceeding, hearing or investigation relating to any Benefit Plan (other than routine claims for benefits) is pending or threatened. No member of the Company ERISA Group has incurred (whether or not assessed), and there exists no condition or set of circumstances in connection with which any member of the Company ERISA Group, Buyer or any of their respective Affiliates could incur, directly or indirectly, any penalty, Tax, fine, Lien or Liability under ERISA, the Code or any other Applicable Law (including under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code) with respect to any Benefit Plan.

(e)                     No member of the Company ERISA Group sponsors, maintains, participates in or contributes to, or has ever sponsored, maintained, participated in or contributed to (or been obligated to sponsor, maintain, participate in or contribute to), or has or could have any Liability under or with respect to: (i) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is or, at any time, was subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code; (ii) any “multiemployer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code; (iii) a registered pension plan as defined in the Income Tax Act (Canada) or any multi-employer pension plan as defined in the Pension Benefits Standards Act (1985); (iv) any multiple employer plan within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code; (v) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA; (vi) any “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code or other “welfare benefit fund” as defined in Section 419(e) of the Code; or (vii) any self-funded (or self-insured) group health plan (including any such plan pursuant to which a stop loss policy or contract applies).

(f)                      No member of the Company Group or Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) life insurance, medical or other welfare benefits to any current or former employee, officer, director, member, manager, consultant, independent contractor or other service provider of or to any member of the Company Group (or to the spouse, domestic partner, dependent or beneficiary of any such individual) after his or her retirement or other termination of employment or service, other than continuation coverage mandated by Sections 601 through 608 of ERISA, Section 4980B(f) of the Code or similar state law (“COBRA”). The requirements of COBRA have been met with respect to each applicable Benefit Plan.

(g)                      All contributions (including all employer contributions and employee salary reduction or deduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code, other Applicable Law or the Benefit Plan documents to each Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Benefit Plan or properly accrued. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Benefit Plan. No Benefit Plan by its terms or in effect could reasonably be expected to require vesting of any benefits or any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement either alone or in combination with any other event, including a termination of employment. Each Benefit Plan can be terminated by a member of the Company Group at any time (whether before or after the Closing) and without penalty, cost, expense or Liability to any member of the Company Group, Buyer, any of their respective Affiliates, or such Benefit Plan (including any surrender charge, market rate adjustment or other early termination charge or penalty), other than reasonable administrative expenses of the type typically incurred in the termination of similar employee benefit plans.

(h)                      Each Benefit Plan, and each other compensatory arrangement with respect to the Company Group, that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code satisfies in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Benefit Plan), and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by any participant in any such Benefit Plan or arrangement. No option or other right to acquire any equity interests in any member of the Company Group is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code. No member of the Company Group has any obligation (whether pursuant to an Benefit Plan or otherwise) to indemnify, “gross-up,” reimburse or otherwise compensate any individual with respect to any Taxes, including the additional Taxes and interest imposed pursuant to Section 409A of the Code.

(i)                        Each Non-U.S. Benefit Plan that is intended to qualify for any particular Tax treatment meets all of the requirements for such treatment and has obtained all approvals of all relevant Governmental Entities that are necessary to qualify for such Tax treatment. Each Non-U.S. Benefit Plan is registered where required by, and has been maintained in good standing under, all Applicable Laws. No Non-U.S. Benefit Plan is a “defined benefit plan,” as defined in Section 3(35) of ERISA (whether or not subject to ERISA), or similar plan or arrangement or has any unfunded or underfunded Liabilities that have not been accrued for on the Interim Financial Statements or that will not be offset by insurance. To the Company Group’s Knowledge, there are no circumstances that exist that could reasonably be expected to result in any revocation of any Non-U.S. Benefit Plan’s registration with any Governmental Entity.

(j)                        The Acquired Companies have made available to the Buyer, with respect to each Benefit Plan, copies of the following (to the extent applicable): (i) the current plan document and all amendments thereto or, if such Benefit Plan is not in writing, a written description of such Benefit Plan; (ii) the last three annual reports (Form 5500 if applicable series and all schedules and financial statements attached thereto) filed with respect to such Benefit Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Benefit Plan; (iv) all Contracts relating to such Benefit Plan, including all trust agreements, annuity Contracts, insurance Contracts, bonds, funding agreements, investment management agreements, group insurance policies, statements of investment policies and procedures, indemnification agreements and service provider agreements; (v) the most recent determination, opinion, or advisory letter issued by the IRS; (vi) the most recent annual actuarial valuation prepared for such Benefit Plan; (vii) the most recent financial statement prepared for such Benefit Plan; (viii) all non-routine correspondence since December 31, 2017 to or from any Governmental Entity relating to such Benefit Plan; (ix) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Benefit Plan for the three most recently completed plan years; (x) all consultants’ reports and material correspondence relating to the administration or funding of any Benefit Plan; (xi) any notices, amendments or documents which will or could reasonably result in ad hoc increases, upgrades or improvements to any Benefit Plan; (xii) all documents confirming registration with any Governmental Entity and all documents that have been filed with such Governmental Entity; and (xiii) all policies relating to such Benefit Plans.

3.26          Environmental Matters. Except as set forth in Section 3.26 of the Disclosure Schedule, (a) each member of the Company Group has at all times conducted and currently conducts its business in material compliance with all Environmental Laws, including having and complying with all environmental permits, licenses and other approvals and authorizations necessary for the operation of its business as presently conducted; (b) no member of the Company Group has received any communication from any Governmental Entity or any other Person alleging that it may be or was in violation of, or liable under, any Environmental Law or Environmental Claim; (c) there is no claim or Environmental Claim pending, or to the Company Group’s Knowledge, threatened, against any member of the Company Group arising under any Environmental Law; (d) none of the Owned Real Property or Leased Real Property is currently listed on the National Priorities List or the Superfund Enterprise Management, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any comparable Law in any jurisdiction; (e) no member of the Company Group has received any notice from any Person with respect to any of the Owned Real Property or Leased Real Property or any other real property of potential or actual Liability, Environmental Claim or a request for information from any Person under or relating to CERCLA or any comparable Law in any jurisdiction; (f) no Hazardous Substances are currently or have in the past been used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about any of the Owned Real Property or Leased Real Property or any other real property formerly owned or leased by the Company Group, except in compliance with all Environmental Laws; (g) there are no underground or aboveground storage tanks located on any of the Owned Real Property or Leased Real Property or, to the Company Group’s Knowledge, any other real property formerly owned or leased by the Company Group; (h) all underground or above-ground storage tanks previously located at any such real property removed during the term of the Company Group’s lease or ownership of such property were removed in accordance with all Environmental Laws; (i) there have been no releases of Hazardous Substances at, on, under, in, to or from any of the Owned Real Property or Leased Real Property or any other real property formerly owned or leased by any member of the Company Group; (j) to the Company Group’s Knowledge, there has been no release of Hazardous Substances at, on, under, in or from any other real property that has migrated or is migrating to, on or under the Owned Real Property or Leased Real Property; (k) the Company has provided all material environmental reports and documentation of all material environmental investigations, enforcement orders, studies, audits, tests, reviews or other environmental analyses in relation to the current or prior business of the Company Group in the possession or reasonable control of any member of the Company Group; and (l) no member of the Company Group is non-compliant with respect to any existing licenses or regulatory obligations in connection with any Environmental Law. There are no outstanding environmental obligations, responsibilities or liabilities under applicable Environmental Law, enforcement orders, or licenses issued by a Governmental Entity in relation to the Owned Real Property or Leased Real Property, or any property formerly owned or leased by any member of the Company Group.

3.27          COVID-19. To the extent relating to or arising from COVID-19, no member of the Company Group has: (a) issued or received force majeure notices to excuse non-performance of contractual obligations; (b) experienced any material supply chain disruptions or delays; (c) received any complaints or claims for failing to provide a safe working environment or accommodation, or (d) experienced any employee refusals to work (or “whistleblower complaints”) due to workplace danger beliefs. Section 3.27 of the Disclosure Schedule sets forth an accurate copy or summary of the following, solely if and to the extent arising from or relating to COVID-19: (i) any stress testing the Company Group has done with respect to its IT systems and cybersecurity functions to allow or require employees to work remotely or to protect against COVID-19-related hacking or fraud attempts; (ii) how any business continuity plans or disaster recovery plans of the Company Group have been implemented or triggered in connection with COVID-19; (iii) any guidelines developed by the Company Group as to what questions and information can and cannot be asked and requested of employees concerning health-related aspects of COVID-19; (iv) any plans and policies of the Company Group to protect third party entrants (customers, suppliers or others) from health risks at any of the Company Group’s locations, including those relating to cleaning, sanitation, social distancing, and the like; (v) any claims that have been made or are intended to be made to any landlord of the Company Group with respect to rent or other relief under the Company Group’s Leases; and (vi) any claims that have been made or are intended to be made to any insurance provider of the Company Group due to COVID-19.

3.28          Brokers. Except for the fees payable to any financial advisors that constitute Transaction Expenses, no brokers’ commission or finders’ fee will be owed to any Person in connection with the consummation of the transactions contemplated by this Agreement as a result of any action taken by any member of the Company Group.

3.29          Cannabis. Except as set forth on Section 3.29 of the Disclosure Schedule, the Company Group does not sell any Company Products or provide any services directly to (i) any cannabis growers, or (ii) any retailers that sell only to Persons in the cannabis industry. None of the customers set forth on Section 3.29 of the Disclosure Schedule is a Material Customer.

3.30          Disclaimer of Other Matters. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND THE SCHEDULES, NO MEMBER OF THE COMPANY GROUP NOR

ANY EQUITYHOLDER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF THE COMPANY GROUP, OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Equityholders that the statements contained in this Article 4 are true, correct and complete as of the Effective Date and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout Article 4).

4.1              Organization. The Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware with the requisite corporate power to own, operate and lease its properties and to carry out its business as now conducted.

4.2              Authorization of Transaction. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All necessary action, corporate or otherwise, has been taken by the Buyer to authorize the execution, delivery and performance of this Agreement and each of the ancillary agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against it in accordance with its terms and conditions, except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies. Buyer has made available to the Acquired Companies correct and complete copies of resolutions adopted by the board of directors of the Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, which are in full force and effect.

4.3              No Conflicts; Consents.

(a)                      The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, or decree or an event that results in the creation of any Lien, charge or encumbrance upon any assets of the Buyer.

(b)                      No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity on the part of the Buyer is required in connection with the consummation of the transactions contemplated by this Agreement, other than those which will be delivered at or prior to Closing and except for the pre-merger notification requirements of the HSR Act and the foreign Antitrust Laws set forth in Section 3.3(b) of the Disclosure Schedule.

4.4              Brokers’ Fees. The Buyer has paid or will pay any fees or commissions due from the Buyer to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.5              Cash Available. The Buyer will have at the Closing sufficient cash available to it to consummate the transactions contemplated by this Agreement.

4.6              Issuance of Buyer Shares. The Buyer Shares included in the Stock Consideration, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive rights.

4.7              Investment Intent. The Buyer is acquiring the Units for its own account and not with a view to its distribution.

4.8              Due Diligence. The Buyer has had an opportunity to conduct a due diligence review of the Acquired Companies, the Subsidiaries and their assets and condition, financial and otherwise, and acknowledges receiving or having had access to copies of the documents, instruments and materials listed in the Disclosure Schedule.

4.9              Non-Reliance. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges that neither the Acquired Companies nor any Seller is making any representations or warranties whatsoever, express or implied, beyond those expressly given in Article 2 and Article 3, as modified by the Disclosure Schedule, and the other transaction documents delivered in connection herewith, and Buyer acknowledges that, except for the representations and warranties contained therein, the assets and the business of the Acquired Companies and their Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis. Any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties set forth in Article 2 and Article 3, as modified by the Disclosure Schedule, and the other transaction documents delivered in connection herewith. Buyer further acknowledges that neither the Sellers nor the Acquired Companies, nor any of their respective Affiliates nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company Group, or the transactions contemplated by this Agreement, not expressly set forth in this Agreement or another document or certificate delivered pursuant hereto.

Article 5

PRE-CLOSING COVENANTS

5.1              Conduct of Business by the Company Group Pending the Sale. Except as otherwise expressly contemplated by this Agreement or agreed to by the Buyer in writing or as described in Section 5.1 of the Disclosure Schedule, from the Effective Date until the Closing (or earlier termination of this Agreement), the Acquired Companies shall, and shall cause the Subsidiaries to:

(a)                      conduct its business in (A) the ordinary and usual course of business and consistent with past practice and (B) in compliance in all material respects with all Applicable Laws;

(b)                      not (i) incur or become contingently liable with respect to any Indebtedness other than pursuant to any lines of credit in the ordinary course of business, (ii) make any acquisition of any assets or businesses or any other capital expenditures other than expenditures for fixed or capital assets in the ordinary course of business, (iii) sell, pledge, dispose of or encumber any assets, properties or businesses of the Company Group other than sales in the ordinary course of business, (iv) loan, advance funds or make any investment in or capital contribution to any other Person, or (v) enter into any Contract with respect to any of the foregoing;

(c)                      use reasonable best efforts to preserve intact its business organizations and goodwill, including business relationships with employees, customers, suppliers and other Persons with whom any member of the Company Group has a business relationship;

(d)                      use reasonable best efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice;

(e)                      not enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any member of the Company Group;

(f)                       not enter into any sale, lease or license in respect of any of its assets, other than in the ordinary course of business;

(g)                      not take any action which would reasonably be expected to materially adversely affect or materially delay the ability of the Parties to obtain any necessary approvals of any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement;

(h)                      not take any action which would reasonably be expected to cause the representations and warranties of the Equityholders to be untrue in any material respect;

(i)                        not make any loan, advance or capital contribution to, or investment in, any other Person;

(j)                        not issue or otherwise allow to become outstanding or acquire or pledge or otherwise encumber any equity interest or other security of any member of the Company Group or any right (including any option, warrant, put or call) to any such equity interest or other security;

(k)                      not declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its equity interests or other securities (other than cash distributions to the Sellers);

(l)                        not split, combine or reclassify any of its equity interests or issue or authorize the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or make any other change to its capital structure;

(m)                    not (i) fail to preserve and maintain the Owned Real Property or Leased Real Property in substantially the same condition as existed on the Effective Date, ordinary wear and tear excepted, and (ii) erect any new improvement on the Owned Real Property or Leased Real Property;

(n)                      not disclose any confidential, proprietary or non-public information (other than as is reasonably protected under a customary non-disclosure Contract);

(o)                      except as required by the Accounting Standards, not revalue of any of its assets, including writing down the value of inventory or writing-off notes or accounts receivables other than in the ordinary course of business, or change any method of accounting or accounting principles or practice;

(p)                      except as required by Applicable Law or as is consistent with past practice, not make or change any Tax election, change any annual Tax accounting period, elect to adopt or change any method of Tax accounting, extend or waive any applicable statute of limitations with respect to Taxes, file any amended Tax Returns or enter into any closing agreement in respect of any Tax claim, audit or assessment that in each case would have the effect of increasing the Liability of the Company Group for any Taxes for any Post Closing Period; provided, however, that nothing in this Section 5.1(p) or otherwise shall preclude the Company Group from filing Tax Returns or otherwise take any action relating to Taxes that is in the ordinary course of business and consistent with past practice;

(q)                      not (i) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer, employee, or contractor of Company Group, (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any Equityholder or director, officer or manager of the Company Group or any other Person, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, manager, officer or employee, or any beneficiaries thereof, of Company Group, or (v) increase the compensation, bonus or other benefits payable to any director, officer, employee, or contractor of the Company Group;

(r)                       take any action which would reasonably be expected to cause a Material Adverse Effect; or

(s)                       enter into or authorize a Contract with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions.

5.2              Control of Operations. Nothing contained in this Agreement shall give to the Buyer, directly or indirectly, rights to control or direct the operations of the Company Group prior to the Closing. Prior to the Closing, the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Acquired Companies’ and the Subsidiaries’ operations.

5.3              No Solicitation.

(a)                      None of the Equityholders nor any member of the Company Group shall, directly or indirectly:

(i)                 solicit any proposal or offer that constitutes, or would reasonably be expected to lead to, a proposal for any merger, consolidation, recapitalization, reorganization, share exchange, business combination, liquidation, dissolution or similar transaction involving the Company Group and a third party, or any acquisition by a third party of any the Equity Interests or any material assets of the Company Group, or any combination of the foregoing, in a single transaction or a series of related transactions (in each case, an “Acquisition Proposal”);

(ii)              participate in negotiations concerning an Acquisition Proposal; or

(iii)            execute or enter into any agreement, understanding or arrangement with respect to any Acquisition Proposal, or approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal.

(b)                      The Sellers and the Acquired Companies shall provide promptly to the Buyer a copy of any Acquisition Proposal, or a written summary of any oral Acquisition Proposal received prior to the Closing Date.

5.4              Access to Information.

(a)                      The Acquired Companies will continue to give to the Buyer and its accountants, counsel, financial advisors and other representatives, reasonable access in accordance with the terms of the Confidentiality Agreement during normal business hours to the Acquired Companies’ and the Subsidiaries’ properties, books, contracts, commitments and records; provided, however, that no investigation pursuant to this Section 5.4(a) shall amend or modify the obligations of the respective Parties to consummate the transactions contemplated hereby; provided, further, that the foregoing right of access shall not require furnishing information that would likely violate any Applicable Laws (including the HSR Act and other Antitrust Laws).

(b)                      The Confidentiality Agreement shall remain in full force and effect until Closing and, if this Agreement is terminated pursuant to Section 7.1 or Section 7.1(a), such Confidentiality Agreement shall continue in accordance with its terms.

5.5              Regulatory Filings.

(a)                      Prior to the date hereof, the Parties have made an appropriate filing of a Notification and Report Form pursuant to the HSR Act. Additionally, each Party promptly shall cause, take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the ancillary agreements executed in connection herewith as promptly as practicable, including to promptly, and in any event within ten (10) Business Days of the Effective Date, make all other filings and submissions and take all other actions necessary, proper or advisable under the Antitrust Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby. Each Party shall furnish to the appropriate Governmental Entity all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated hereby. Each of the Parties shall cooperate with the other in promptly filing any other necessary applications, reports or other documents with any Governmental Entity having jurisdiction with respect to this Agreement and the transactions contemplated hereby, and in seeking necessary consultation with and prompt favorable action by such Governmental Entity, and each Party shall promptly keep all other Parties reasonably informed regarding any communication with any Governmental Entity regarding such filings or any inquiry or investigation by any Governmental Entity regarding such filings or the transactions contemplated hereby.

(b)                      Each party shall promptly comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities. If a suit or other action is threatened or instituted by any Governmental Entity or any other entity challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by this Agreement, then each Party shall use its commercially reasonable efforts to avoid, resist, resolve or, if necessary, defend such suit or action. Notwithstanding the foregoing, nothing in this Section 5.5(b) or otherwise in this Agreement shall require either Party to propose, negotiate, effect or agree to the sale, divestiture, license or other disposition of either Party’s assets, or to limit either Party’s freedom of action with respect to, or its ability to retain any of the assets.

(c)                      Each Party shall diligently assist and cooperate in preparing and filing all documents required to be submitted by the Buyer, the Sellers and the Acquired Companies or their respective Affiliates to any Governmental Entities in connection with the transactions contemplated hereby and in obtaining any Governmental Entity or third party consents, waivers, authorizations or approvals which may be required to be obtained by the Buyer, the Equityholders or any member of the Company Group in connection with the transactions contemplated hereby (which assistance and cooperation shall include timely furnishing to the Equityholders or the Acquired Companies all information concerning the Buyer or its Affiliates that counsel to the Equityholders or the Acquired Companies reasonably determine is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval). The Buyer, on the one hand, and the Acquired Companies, on the other hand, shall each bear fifty percent (50%) of the applicable filing fees payable under the HSR Act.

5.6              Notification of Certain Matters; Supplemental Disclosure. From the Effective Date until the Closing, each of the Acquired Companies, the Equityholders and, following the Contributions, Innovations Holdings and International Holdings, on the one hand, and the Buyer, on the other hand, shall promptly notify the other in writing of: (a) any event, condition, fact or circumstance that occurs, arises or exists after the Effective Date and that would cause or constitute an inaccuracy in or breach of any representation or warranty in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the Effective Date, (b) any breach of any covenant or obligation, and (c) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6 impossible or unlikely.

5.7              Audit. Prior to the date hereof, the Acquired Companies have engaged Macias Gini & O’Connell, LLP (the “Audit Firm”) to complete audited financial statements (statements of assets, Liabilities and unitholders’ or stockholders’ equity, and the related statements of revenues and expenses, unitholders’ or stockholders’ equity and cash flows) of the Acquired Companies and their Subsidiaries for the fiscal year ended December 31, 2020 (the “Audited Financial Statements”), which Audited Financial Statements shall be completed in accordance with GAAP and comply with the financial statement requirements of an “emerging growth company” under the Securities Act (the “Audit”). The Buyer, on the one hand, and the Acquired Companies, on the other hand, shall each bear fifty percent (50%) of the fees, costs and expenses of the Audit Firm in conducting the Audit (the “Audit Fees”) as incurred, subject to Section 1.3(h). If this Agreement is terminated prior to the Closing, the Acquired Companies shall retain all rights with respect to the Audit.

5.8              Financing Cooperation.

(a)                      Prior to the Closing or the termination of this Agreement in accordance with Article 7, the Equityholders shall cause the Acquired Companies, and the Acquired Companies shall cause each of the Subsidiaries to, at the Buyer’s sole cost and expense, provide to the Buyer such cooperation reasonably requested (including with respect to timeliness) by the Buyer in connection with any existing or future financing sought by the Buyer in connection with the Buyer’s acquisition of the Units (such financing, whether debt or equity, “Financing”), including: (i) executing and delivering into escrow any credit agreement, joinder, pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, other certificates or documents with respect to the Financing as may be reasonably requested by the Buyer, (ii) reasonably facilitating the pledging of collateral, including using commercially reasonable efforts to cause directors, officers, employees, counsel, auditors and representatives of the Company Group to (A) participate in a reasonable number of meetings, presentations and due diligence sessions, (B) furnish the Buyer and the potential Financing Parties with customary financial information of the Company Group and any other customary pertinent information regarding the Company Group, in each case, to the extent in the possession of the Equityholders or the Company Group, as may be reasonably requested by the Buyer to consummate such Financing, (C) reasonably assist the Buyer and the Financing Parties in Buyer’s preparation of business projections, pro forma financial information, bank and investor information, memoranda and other customary materials for any portion of the Financing, (D) agree to pledge, grant security interests in, and otherwise grant Liens on, the Company Group’s assets pursuant to such agreements as may be reasonably requested (including cooperation in connection with the payoff of existing Indebtedness of the Company Group and the release of related Liens, obtaining landlord waivers, facilitating deposit account control agreements and assisting with disclosure schedules) to facilitate the satisfaction on a timely basis of all conditions to obtaining the Financing; (E) provide all customary documentation and other information about the Company Group as is reasonably requested by the Buyer on behalf of the sources of Financing with respect to applicable “know your customer” and anti-money laundering rules and regulations, and (F) provide all such other reasonable and customary assistance as necessary to satisfy the conditions to the Financing; provided, however, that (i) nothing herein shall require such cooperation to the extent it would require the Equityholders or any member of the Company Group to waive or amend any material terms of this Agreement or to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Closing for which it has not received prior reimbursement by or on behalf of the Buyer, or to give any indemnities or incur any Liabilities other than reimbursements and Liabilities of the Company Group that are effective only after the Closing; (ii) no action, Liability or obligation of the members of the Company Group under any certificate, agreement, arrangement, document or instrument relating to the Financing shall be effective until after the Closing; and (iii) neither the Acquired Companies nor any of the Subsidiaries shall be required to issue any offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in relation to the Financing, but such documents may contain disclosure and financial statements reflecting the Acquired Companies as obligors following the Closing.

(b)                      The Buyer shall indemnify the Acquired Companies, the Sellers and each of their respective Affiliates and their respective directors, officers, members, partners, members and employees and their heirs, successors and permitted assigns, each in their capacity as such, from, against and in respect of any Damages imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of third-party claims, direct claims or otherwise, directly or indirectly relating to, arising out of or resulting from the arrangement of the Financing, any other financing or the provision of information utilized in connection therewith to the fullest extent permitted by Applicable Law, and the foregoing obligations shall survive termination of this Agreement; provided, that, the Buyer shall have no indemnification obligation pursuant to this Section 5.8(c) for any Damages caused by or incurred as a result of any misstatement or omission by the Acquired Companies, the Sellers or any of their respective Affiliates or their respective directors, officers, members, partners, members or employees.

(c)                      In no event shall the Equityholders, the Company Group or any of their Affiliates be in breach of this Section 5.8 because of the failure by the Acquired Companies or any Subsidiary to deliver any financial or other information that is not currently readily available to the Acquired Companies or any Subsidiary on the Effective Date or is not otherwise prepared in the ordinary course of its business at the time requested by the Buyer or for failure to obtain any review of any financial or other information by its accountants.

Article 6

CONDITIONS PRECEDENT TO CLOSING

6.1              Conditions Precedent to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a)                      the representations and warranties of the Acquired Companies and the Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of that date); provided, however, representations and warranties that are qualified by terms such as “material” or “Material Adverse Effect,” shall be true and correct in all respects at and as of the Closing Date;

(b)                      the Sellers and the Acquired Companies shall have performed and complied with all of their respective covenants and conditions required to be performed prior to the Closing hereunder in all material respects on or prior to the Closing Date, except to the extent that such covenants and conditions are qualified by terms such as “material” and “Material Adverse Effect,” in which case they shall have performed and complied with all of such covenants in all respects through the Closing;

(c)                      no Material Adverse Effect has occurred or is occurring;

(d)                      the Sellers and the Acquired Companies shall have obtained all authorizations, waivers, consents and approvals, and made all filings, applications and notices, set forth on Section 3.3(b) of the Disclosure Schedule;

(e)                      no action, suit or proceeding shall be pending before any Governmental Entity wherein an unfavorable injunction, judgment, order, decree, ruling or charge could reasonably be expected to prevent consummation of any of the transactions contemplated hereby;

(f)                       the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act or any other Antitrust Laws shall have expired or terminated;

(g)                      the Reorganization shall have occurred; and

(h)                      Buyer shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)                 a copy of the Certificate of Incorporation or Certificate of Formation of each of the Acquired Companies and each Subsidiary, or similar document from the foreign jurisdiction where such Subsidiary is formed, each certified by the relevant Governmental Entity as of a date no earlier than the date that is ten (10) Business Days prior to the Closing Date;

(ii)              certificates from appropriate authorities, each as of a date no earlier than the date that is ten (10) Business Days prior to the Closing Date, as to the active status or qualification to do business, as the case may be, of the Acquired Companies and the Subsidiaries in those jurisdictions set forth on Section 3.1 of the Disclosure Schedule;

(iii)            (A) a certificate executed by the Sellers and the Acquired Companies stating that the conditions set forth in this Section 6.1 have been duly satisfied; (B) a certificate of the Secretary or Assistant Secretary of each Acquired Company, certifying as to the Certificate of Incorporation or Certificate of Formation, as applicable, of such Acquired Company, the bylaws or operating agreement of such Acquired Company, the resolutions of the board of directors or equivalent governing body of such Acquired Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and incumbency and signatures of the statutory officers of such Acquired Company; and (C) a certificate of the Secretary or Assistant Secretary of each of Innovations Holdings and International Holdings, certifying as to its articles of incorporation and bylaws, the resolutions of the Board of Directors of Innovations Holdings and International Holdings, respectively, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and an incumbency and signatures of the statutory officers of Innovations Holdings and International Holdings, respectively;

(iv)             written resignations of all directors and managers, as applicable, and statutory officers of the Acquired Companies and the Subsidiaries, other than those listed on Section 6.1(h)(iv) of the Disclosure Schedule, in each case effective as of the Closing Date;

(v)               the Escrow Agreement, duly executed by the Acquired Companies, the Sellers and the Escrow Agent;

(vi)             a properly executed affidavit from each Seller, dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(2) of the Code stating that such Equityholder is not a “foreign person” as defined in Section 1445 of the Code;

(vii)          non-solicitation and non-compete agreements (which agreements provide for a five (5)-year non-solicitation and non-compete period), each substantially in the form of Exhibit E attached hereto (the “Non-Solicitation and Non-Compete Agreements”), executed by the individuals listed on Section 6.1(h)(viii) of the Disclosure Schedule;

(viii)        a payoff, termination and discharge letter, in form and substance reasonably satisfactory to the Buyer, from each holder of Indebtedness of the Acquired Companies and their Subsidiaries set forth on Section 6.1(h)(viii) of the Disclosure Schedule as of immediately prior to the Closing, which letters: (A) will specify the amount of Indebtedness owed to each such holder as of the Closing Date; (B) will provide for the satisfaction and discharge of all obligations in respect of such Indebtedness (including the termination of all related commitments), the release of all related guarantees and Liens and the filing of all documents necessary or desirable to effectuate, or reflect in the public record, such satisfaction, discharge and release effective upon the payment of the amount specified in such letter; and (C) will specify the wire transfer instructions for each such holder (collectively, the “Payoff Letters”), and such other payoff letters, Lien releases or UCC-3 termination statements, in form and substance reasonably satisfactory to the Buyer, as the Buyer may reasonably request to evidence the release and discharge of all Liens on the Units or any assets or properties of any of the Acquired Companies or any of their Subsidiaries;

(ix)             a written invoice, in form and substance reasonably satisfactory to the Buyer, from each payee owed Transaction Expenses as of immediately prior to the Closing, which invoices: (A) will specify the amount of Transaction Expenses payable to each such payee as of the Closing Date; (B) will provide that, upon payment of such invoice, all amounts due to such payee for services rendered to the Acquired Companies (whether rendered prior to or after the Closing) will be paid in full; and (C) will specify the wire transfer instructions for each such payee (collectively, the “Invoices”);

(x)               the Employment Agreements, executed by each of the individuals set forth on Exhibit F;

(xi)             owner’s title insurance policies issued by the Title Company insuring good and marketable title to the Owned Real Property, subject only to those exceptions acceptable to the Buyer and with such available endorsements as the Buyer may require, including a non-imputation endorsement (the “Title Policies”);

(xii)          such affidavits as may be required by the Title Company in connection with the issuance to the Buyer of the Title Policies (the “Title Affidavits”);

(xiii)        the Joinder, duly executed by each of Innovations Holdings and International Holdings;

(xiv)         evidence reasonably acceptable to the Buyer that the Acquired Companies have acquired a “tail” or extended the Acquired Companies’ existing directors and officers, employment practices liability, and fiduciary insurance coverage with a claims period of at least six years from the Closing in an amount and scope at least as favorable as the Acquired Companies’ existing policies for claims arising from facts or events that occurred on or prior to the Closing (the “D&O Policy”);

(xv)           the Audited Financial Statements;

(xvi)         a letter of direction to Buyer to issue the Buyer Shares set forth across from each of Innovations Holdings’ and International Holdings’ name on Exhibit B-2 directly to the Equityholders (the “Letter of Direction”), in the respective amounts set forth in the Letter of Direction, duly executed by each of Innovations Holdings and International Holdings.

6.2              Conditions Precedent to Obligation of the Sellers.

The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a)                      the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of that date); provided, however, representations and warranties that are qualified by terms such as “material” or “Material Adverse Effect,” shall be true and correct in all respects at and as of the Closing Date;

(b)                      the Buyer shall have performed and complied with all of its covenants and conditions required to be performed prior to the Closing hereunder in all material respects on or prior to the Closing Date, except to the extent that such covenants and conditions are qualified by terms such as “material” and “Material Adverse Effect,” in which case they shall have performed and complied with all of such covenants in all respects through the Closing;

(c)                      no action, suit or proceeding shall be pending before any Governmental Entity wherein an unfavorable injunction, judgment, order, decree, ruling or charge could reasonably be expected to prevent consummation of any of the transactions contemplated hereby;

(d)                      the Buyer shall have delivered or caused to be satisfied the Closing Payment and the Transaction Expenses in accordance with Section 1.3;

(e)                      the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act or any other Antitrust Laws shall have expired or terminated; and

(f)                       the Equityholders shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)                 a certificate executed by the Buyer stating that the conditions set forth in this Section 6.2 have been duly satisfied;

(ii)              a certificate of the Secretary or Assistant Secretary of the Buyer, certifying as to the resolutions of the board of directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and incumbency and signatures of the statutory officers of the Buyer who shall have executed this Agreement or any of the other agreements, documents or instruments contemplated hereby;

(iii)            the Employment Agreements, duly executed by Aurora Innovations; and

(iv)             the Escrow Agreement, duly executed by the Buyer.

The Equityholders may waive any condition specified in this Section 6.2 if they execute a writing so stating at or prior to the Closing, or otherwise consummate the Closing.

Article 7

TERMINATION

7.1              Termination. This Agreement may be terminated as set forth below at any time prior to the Closing Date:

(a)                      by the mutual written consent of the Buyer and the Equityholders;

(b)                      by the Buyer if (i) at any time any of the representations or warranties of the Acquired Companies or the Sellers in this Agreement becomes untrue or inaccurate such that the condition set forth in Section 6.1(a) would not be satisfied (treating such time as if it were the Closing for purposes of applying this Section 7.1(b)) or (ii) there has been a breach on the part of the Acquired Companies or the Sellers of any of their covenants or agreements contained in this Agreement such that the condition set forth in Section 6.1(b) would not be satisfied (treating such time as if it were the Closing for purposes of applying this Section 7.1(b)), and, in the case of any covenant breach, such breach (if curable) has not been cured prior to the earlier to occur of (x) the fifteenth (15) day following delivery of notice thereof by the Buyer to the Equityholders, and (y) the Outside Date;

(c)                      by the Equityholders if (i) at any time any of the representations or warranties of the Buyer in this Agreement becomes untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied (treating such time as if it were the Closing for purposes of applying this Section 7.1(c)) or (ii) there has been a breach on the part of the Buyer of any of its covenants or agreements contained in this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied (treating such time as if it were the Closing for purposes of applying this Section 7.1(c)), and, in the case of any covenant breach, such breach (if curable) has not been cured prior to the earlier to occur of (x) the fifteenth (15) day following delivery of notice thereof by the Equityholders to the Buyer, and (y) the Outside Date; or

(d)                      by either the Buyer or the Equityholders if an Applicable Law is enacted that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if the consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Entity having competent jurisdiction;

provided, that the party electing termination pursuant to clause (b) or (c) of this Section 7.1 is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement at the time such election is made. In the event of termination pursuant to this Section 7.1, written notice thereof (describing the basis therefor) shall forthwith be delivered to the other parties hereto.

7.2              Automatic Termination. If the Closing has not occurred prior to August 1, 2021 (the “Outside Date”), this Agreement will automatically terminate at 5:00 p.m. Pacific Coast Time on such date, unless otherwise agreed in writing by the Parties.

7.3              Effect of Termination. In the event this Agreement is terminated, it shall forthwith become void, and there shall be no further obligation on the part of any Party, except that in the case of any such termination, (i) the provisions of this Article 7 and of Sections 5.4(b), 5.8, 8.3, 11.1, 11.8, 11.11, 11.12 and 11.14 shall survive and (ii) nothing shall relieve any Party from Liability for any breach of this Agreement prior to such termination.

Article 8

POST-CLOSING COVENANTS

8.1              General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Article 9 or Article 10). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Acquired Companies and the Subsidiaries; provided, however, that the Equityholders shall have access to books and records (including Tax records) during normal business hours for the purpose of preparing or responding to any inquiry regarding any Tax Returns required to be filed by the Equityholders, including, without limitation any Tax Returns filed by the Company Group with respect to any Pre-Closing Period. Notwithstanding the foregoing, any such physical, on-site access may be limited to the extent the Buyer reasonably determines, in light of COVID-19, that any such physical, on-site access would jeopardize the health and safety of its employees (including those of the Acquired Companies and the Subsidiaries following the Closing); provided, that if the Buyer withholds access in reliance on the foregoing, the Buyer shall provide virtual access or appropriate substitute access.

8.2              Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand after the Closing in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company Group, each of the other Parties will cooperate with him, her or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 9 or Article 10).

8.3              Confidentiality. From and after the Closing, none of the Sellers shall disclose or make use of (except to pursue rights under this Agreement and the Exhibits attached hereto and the ancillary documents executed herewith) and shall use their respective best efforts to cause all of their respective Affiliates not to disclose or make use of, any knowledge, any information or documents of a confidential or proprietary nature or not generally known to the public with respect to the business, the Buyer or any of its respective Affiliates (including the Company Group) or the businesses of any of the foregoing or the terms and provisions of this Agreement, including the financial information, technical information or data relating to the Company Products and the names of customers of the Company Group (such knowledge, information or documents, “Proprietary Information”); provided, however, that the term “Proprietary Information” does not include information that (i) was, is or becomes public knowledge other than through improper disclosure by the Sellers or an Affiliate of the Sellers, or (ii) is lawfully acquired by the Sellers or an Affiliate of the Sellers, from and after the Closing from sources which, to the knowledge of the Sellers, are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. The Sellers or any of the Affiliates of the Sellers may disclose Proprietary Information as requested or required by (i) any Applicable Law or (ii) oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process; provided, however, that (A) the Sellers shall give prompt notice of such requirement to the Buyer, (B) the Sellers shall disclose only such portion of the Proprietary Information as is requested or required and (C) if available, the Sellers will use reasonable best efforts to obtain reasonable assurance that confidential treatment will be accorded such disclosed Proprietary Information. Notwithstanding anything to the contrary in this Section 8.3, the Sellers or any of the Affiliates of the Sellers may disclose Proprietary Information to such Seller’s or Affiliates’ financial advisors, accountants, attorneys or professional advisors, in each case, who agree not to disclosure any such Proprietary Information.

Article 9

INDEMNIFICATION

9.1              Survival. All of the representations and warranties of the Parties contained in this Agreement or in any certificate, document, instrument or agreement delivered pursuant to this Agreement shall survive the Closing and continue in full force and effect until, and expire on, the day that is twelve (12) months after the Closing Date; provided, that the representations and warranties set forth in Sections 2.1, 2.3, 2.5, 2.6, 3.1, 3.2, 3.3, 3.5, 3.6, 3.10, 3.21, 3.26 and 3.28 (collectively, the “Fundamental Representations”), and the indemnification obligations with respect thereto, shall survive the Closing and continue in full force and effect until thirty (30) calendar days after the expiration of the longest applicable statute of limitations period related to the cause of action arising out of such indemnification obligation. Any covenants or agreements contained in this Agreement that by their terms are to be performed prior to the Closing shall survive the Closing only until, and shall terminate on, the first anniversary of the Closing, except for such covenants and agreements as expressly survive the Closing for a longer period, which shall survive the Closing for such longer period as expressly specified therein. Any covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing, and the indemnification obligations with respect thereto, shall survive until fully discharged. All claims pursuant to Section 9.2(b)(vi) shall survive indefinitely. All claims pursuant to Section 9.2(b)(ix) shall survive the Closing and continue in full force and effect until, and expire on, the third anniversary of the Closing. After the Closing, no Party shall have any liability or obligation of any nature with respect to any representation, warranty, covenant or agreement after the expiration of the applicable survival period set forth above unless a notice of a breach thereof giving rise to a right of indemnity and describing the breach with reasonable specificity (to the extent known at such time) shall have been given to the Party against whom such indemnity may be sought within the applicable survival period, in which case the relevant representation, warranty, covenant or agreement and the claims set forth in any such notices, and the indemnification obligations with respect thereto, will survive until finally resolved.

9.2              Indemnification Provisions for Benefit of the Buyer.

(a)                      Subject to the other terms of this Article 9, and in addition to and not in lieu of their obligations pursuant to Section 10.2, from and after the Closing, each Seller shall, severally and not jointly, indemnify, defend and hold harmless the Buyer and any of its Affiliates (including the Company Group after the Closing) and their respective successors and assigns (the “Buyer Indemnified Parties”) from and against any and all Damages arising out of or resulting from a breach of any of the representations or warranties made by such Seller in Article 2 and in the certificate delivered at Closing pursuant to Section 6.1(h)(iii)(A) regarding the satisfaction of the Closing condition set forth in Section 6.1(a), or by Innovations Holdings or International Holdings in the Joinder.

(b)                      Subject to the other terms of this Article 9, from and after the Closing, the Sellers shall, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Damages arising out of or resulting from:

(i)                 a breach of any of the representations and warranties made by the Acquired Companies in Article 3 and in the certificate delivered at Closing pursuant to Section 6.1(h)(iii)(A) regarding the satisfaction of the Closing condition set forth in Section 6.1(a);

(ii)              a breach of any of the representations and warranties made by the Sellers in Article 2 (including pursuant to the Joinder, as applicable) and in the certificate delivered at Closing pursuant to Section 6.1(h)(iii)(A) regarding the satisfaction of the Closing condition set forth in Section 6.1(a);

(iii)            the failure of any of the Sellers, or prior to the Closing, the Acquired Companies to perform any of their respective obligations under this Agreement;

(iv)             any Indebtedness of the Company Group as of the Closing Date which is not discharged in full on or before the Closing Date and not treated as Closing Indebtedness or included in the Target Net Working Capital or the Finally Determined Net Working Capital Adjustment;

(v)               any Transaction Expenses as of the Closing Date which are not discharged in full on or before the Closing Date and not included in the Target Net Working Capital or the Finally Determined Net Working Capital Adjustment;

(vi)             any claims of fraud or willful misconduct or intentional misrepresentation by any Seller (or, prior to the Closing, the Acquired Companies), whether in connection with the making of any representations and warranties or otherwise (“Fraud Claims”);

(vii)          any claim by any Equityholder with respect to the allocation of the Purchase Price to the Equityholders;

(viii)        the Joyce Claim (as defined on Section 3.23 of the Disclosure Schedule);

(ix)             the Environmental Claims.

9.3              Indemnification Provisions for Benefit of the Equityholders. Subject to the other terms of this Article 9, from and after the Closing, the Buyer shall indemnify, defend and hold harmless each Equityholder, and his, her or its successors and assigns from and against any and all Damages arising out of or resulting from (i) a breach of any of the representations and warranties made by the Buyer in Article 4, or (ii) the failure of the Buyer to perform any of its obligations to be performed by the Buyer under this Agreement.

9.4              Claim Procedure. If an Indemnified Party seeks indemnification hereunder, the Indemnified Party shall promptly give to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder (to the extent then known). No failure or delay on the part of the Indemnified Party to so notify the Indemnifying Party shall limit any of the obligations of the Indemnifying Party under this Article 9, except to the extent that the Indemnifying Party has been prejudiced thereby.

9.5              Claims Between the Parties. If a claim set forth in a Claim Notice is not asserted against or sought to be collected by a third party, and the Indemnifying Party does not notify in writing the Indemnified Party within twenty (20) Business Days after the Indemnifying Party’s receipt of such Claim Notice that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a Liability of the Indemnifying Party hereunder. If the Indemnifying Party does provide such written notice of dispute within such twenty (20) Business Day period, the Parties shall attempt in good faith for a period of twenty (20) Business Days from the Indemnified Party’s receipt of such written notice to agree upon the rights of the respective Parties with respect to such claim. If the Parties should so agree, a memorandum setting forth such agreement and the agreed upon dollar amount of Liability for such claim of the Indemnifying Party shall be prepared and signed by (or on behalf of) the Parties.

9.6              Defense of Third Party Claims.

(a)                      In the event of a claim or demand asserted by a third party (a “Third Party Claim”), the Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within twenty (20) Business Days after the Indemnifying Party’s receipt of the Claim Notice concerning the commencement or assertion of any Third Party Claim, to participate in the defense of such Third Party Claim. If the Indemnifying Party gives such notice of intent to defend, except as set forth below, the Indemnifying Party shall assume the defense thereof as follows: (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel compensated by and chosen by the Indemnifying Party, which choice of counsel shall be subject to the reasonable satisfaction of the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at the sole cost and expense of the Indemnified Party, (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party, which consent will not be unreasonably withheld, delayed or conditioned, and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement, without the written consent of the Indemnified Party, which consent will not be unreasonably withheld, delayed or conditioned, unless (A) the terms of the judgment or proposed settlement (1) include a full, complete and unconditional release of the Indemnified Party (and its Affiliates) without any admission of Liability and (2) does not result in any losses (monetary or otherwise) to the Indemnified Party (or any of its Affiliates), (B) there is no finding or admission of any violation of law by the Indemnified Party (or any of its Affiliates) and (C) it is a settlement for which the consent of the Rep & Warranty Policy insurer is not required under the terms of the Rep & Warranty Policy. In assuming the defense of any Third Party Claim, the Indemnifying Party may reserve the right to contest whether any or all of such claim is indemnifiable hereunder. If, however, (i) no Indemnifying Party notifies the Indemnified Party within twenty (20) Business Days after the Indemnifying Party’s receipt of the applicable Claim Notice, that the Indemnifying Party is assuming the defense thereof, or (ii) the maximum Liability under such Third Party Claim is greater than the available indemnification amount for the Indemnifying Party (after taking into account the amount of all other claims for which the Indemnifying Party may be or may be claimed to be liable and any limitations contained in Section 9.7 hereof), then the Indemnifying Party shall not be entitled to defend against the Third Party Claim. The Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything set forth in this Article 9, the Sellers shall have no right to participate in the defense of any Third Party Claims against the Company Group or the Buyer concerning claims involving (w) customers or suppliers or intellectual property of the Acquired Companies or their Subsidiaries, (x) criminal liability of the Acquired Companies, their Subsidiaries or the Buyer or any of their respective directors, officers or managers, (y) in which equitable relief is sought against the Buyer or the Acquired Companies or their Subsidiaries or (z) if an adverse resolution of the Third Party Claim would have, or would be reasonably likely to have, a material adverse effect on the goodwill, reputation, business, operations or future conduct of the Buyer or the Acquired Companies or their Subsidiaries.

(b)                      Notwithstanding anything to the contrary in this Agreement, the procedures for all Tax Contests shall be governed exclusively by Section 10.5 and not this Section 9.6.

9.7              Limitations on Liability.

(a)                      The Sellers shall not be required to make any indemnification payments pursuant to Section 9.2(b)(i) or (ii) until such time as the total amount of all Damages that have been suffered or incurred by the Buyer Indemnified Parties, and for which the Buyer Indemnified Parties are entitled to indemnification under Sections 9.2(b)(i) and (ii) hereof, exceeds $750,000 in the aggregate (the “Deductible”), whereupon the Buyer Indemnified Parties shall be entitled to indemnification hereunder for the aggregate amount of all Damages in excess of the Deductible; provided that the Deductible shall not apply to any claim arising from a breach of any Fundamental Representation. The Sellers shall not be required to make any indemnification payments pursuant to Section 9.2(b)(ix) until such time as the total amount of all Damages that have been suffered or incurred by the Buyer Indemnified Parties, and for which the Buyer Indemnified Parties are entitled to indemnification under Section 9.2(b)(ix) hereof, exceeds $850,000 in the aggregate (the “Environmental Claims Deductible”), whereupon the Buyer Indemnified Parties shall be entitled to indemnification hereunder for the aggregate amount of all Damages in excess of the Environmental Claims Deductible.

(b)                      The Sellers’ maximum liability with respect to any indemnification payments pursuant to Sections 9.2(b)(i) and (ii) (other than with respect to any Fundamental Representations) shall not exceed the Indemnification Escrow Amount. The Sellers’ maximum liability with respect to any indemnification payments pursuant to Sections 9.2(b)(i) and (ii) with respect to Fundamental Representations and Sections 9.2(b)(iii), (iv), (v), (vii), (viii), and (ix) shall not exceed the Purchase Price. The Equityholders’ maximum liability with respect to any indemnification payments pursuant to Section 9.2(b)(vi) shall not be capped.

(c)                      In connection with any claim for indemnification by the Buyer Indemnified Parties under Section 9.2(b)(i) or (ii), and prior to seeking or recovering from the Sellers monetary damages in excess of the Indemnification Escrow Account, the Buyer shall seek, and use its best efforts to pursue, full recovery under the Rep & Warranty Policy as to such claim.

(d)                      The representations and warranties of each Seller contained in Article 2 (including pursuant to the Joinder, as applicable), the Acquired Companies contained in Article 3, constitute the sole and exclusive representations and warranties of the Acquired Companies and the Sellers, as applicable, to the Buyer in connection with the transactions contemplated hereby. The representations and warranties of the Buyer contained in Article 4 constitute the sole and exclusive representations and warranties of the Buyer to the Acquired companies and the Sellers in connection with the transactions contemplated hereby. Except for such representations and warranties (in each case, as modified by the sections of the Disclosure Schedule), none of Equityholders, the Seller, the Acquired Companies, the Buyer or any other Person makes any other express or implied representation or warranty with respect to such Parties or the transactions contemplated by this Agreement, and each Party disclaims any other representations or warranties, whether made by such Parties or any of their Affiliates, officers, directors, employees, agents or representatives. Except for such representations and warranties (in each case, as modified by the sections of the Disclosure Schedule), each Party hereby disclaims all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to any other Party or its Affiliates, officers, directors, employees, agents or representatives (including opinion, information, projection, or advice that may have been or may be provided to any Party or any director, officer, employee, agent, consultant, or representative of such Party or any of its Affiliates). The Buyer acknowledges and agrees that it has not relied on any representations and warranties other than the express representations and warranties set forth in this Agreement in making its investment decision with respect to the Units. No right or obligation under this Article 9 will be waived or otherwise affected by any knowledge (of any form or type) of the Buyer or by any investigation, due diligence or verification by or on behalf of the Buyer on or before the date hereof or at or before Closing. For purposes of this Article 9, any inaccuracy in or breach of any representation or warranty and any Damages arising therefrom shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e)                      The amount of any Damages subject to indemnification by an Indemnifying Party hereunder shall be net of (i) any amounts actually recovered by the Indemnified Party under insurance policies (other than the Rep & Warranty Policy), other sources of indemnification, or otherwise, with respect to such Damages (net of documented out-of-pocket expenses incurred in connection with such recovery or any related premium adjustments); provided, however, that, except as to the Buyer’s obligations to seek recovery under the Rep & Warranty Policy, no Indemnified Party shall have any obligation to seek to recover insurance proceeds in connection with making an indemnification claim under this Article 9 or indemnities from third parties, or (ii) in the case of Third Party Claims, by any amount actually recovered by the Indemnified Party pursuant to counterclaims made by the Indemnified Party directly relating to the facts giving rise to such Third Party Claims. In the event an Indemnified Party receives any recovery from insurers or otherwise with respect to such Damages after an Indemnifying Party has made a payment in respect of such Damages, the Indemnified Party as the case may be, shall refund to the Indemnifying Party the amount actually received by it (net of any expenses incurred by such Person in collecting such amounts and net of any increase in premiums).

(f)                       Except for the Buyer pursuant to Section 1.3(b)(ii), no Person (including any Seller) shall have any obligation to fund the Indemnification Escrow Account and title and all rights to all unencumbered funds in the Indemnification Escrow Account not subject to any pending or finally decided claims against the Indemnification Escrow Account shall transfer to the Sellers on the day that is twelve (12) months after the Closing Date, if applicable, in accordance with the terms of the Escrow Agreement.

9.8              Manner of Payment. Any indemnification of the Buyer Indemnified Parties or the Equityholders pursuant to Article 9 or Article 10 shall be effected by wire transfer of immediately available funds from the Sellers or the Buyer, as the case may be, to an account designated in writing by the applicable Buyer Indemnified Party or the Sellers, as the case may be, within fifteen (15) days after a determination thereof that is binding on the Indemnifying Party; provided, however, that prior to the day that is twelve (12) months after the Closing Date, all claims for Damages by any Buyer Indemnified Party under Sections 9.2(b)(i) or (ii) (other than with respect to Fundamental Representations or Fraud Claims) shall be satisfied (i) first, from the Indemnity Escrow Account and (ii) second, if the entire retention under the Rep & Warranty Policy has been exhausted, by submission of claims by the Buyer pursuant to the Rep & Warranty Policy.

9.9              Exclusive Remedy. Each Party acknowledges and agrees that, should the Closing occur, the indemnification provisions of Article 9 and Article 10 shall be the sole and exclusive remedies for breaches of representations and warranties, the failure or non-performance of any covenants or agreements, or any other claim in connection with the transactions contemplated by this Agreement. The Parties acknowledge and agree that the remedies available in Article 9 and Article 10 supersede any other remedies available at law or in equity including rights of rescission and claims arising under applicable statutes. The Parties covenant not to sue, assert any arbitration claim or otherwise threaten any claim other than those expressly provided for under Article 9 and Article 10 of this Agreement. Notwithstanding anything to the contrary, nothing in this Section 9.9 shall limit the right of any Party to (i) specific performance or injunctive relief against any Party in respect of a breach by such other Party of any covenant or agreement hereunder, (ii) any Purchase Price adjustment claims made pursuant to Section 1.5, (iii) any claims of the Parties as expressly contemplated by the Non-Solicitation and Non-Compete Agreements with respect to performance or failure to perform after the Closing (and then only to the extent of the specific obligations undertaken by each such named party in the Non-Solicitation and Non-Compete Agreements) or (iv) any Fraud Claims or other claims against a Party based on fraud.

Article 10

TAX MATTERS

10.1          Responsibility for Filing Tax Returns.

(a)                      After the Closing Date, the Sellers shall, at their expense, prepare or cause to be prepared all Pre-Closing Period income Tax Returns which reflect items that flow through to the Sellers required to be filed by or on behalf of each member of the Company Group. All such Pre-Closing Period income Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Acquired Companies or their Subsidiaries (as the case may be), except as required by Applicable Law. The Sellers shall deliver or cause to be delivered drafts of all such Pre-Closing Period income Tax Returns to the Buyer for its review at least thirty (30) days prior to the Due Date of any such Pre-Closing Period income Tax Return, and such drafts of any such Pre-Closing Period income Tax Return shall be subject to the Buyer’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. If the Buyer disputes any item on such Pre-Closing Period income Tax Return, it shall notify the Sellers (by written notice within fifteen (15) days of receipt of such draft of such Pre-Closing Period income Tax Return) of such disputed item (or items) and the basis for its objection. If the Buyer does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Pre-Closing Period income Tax Return shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 10.1(a). The Buyer and the Sellers shall act in good faith to resolve any dispute prior to the Due Date of any such Pre-Closing Period income Tax Return. If the Buyer and the Sellers cannot resolve any disputed item, the item in question shall be resolved by the Valuation Firm as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 10.1(a). The fees and expenses of the Valuation Firm shall be paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Sellers, jointly and severally. The Sellers shall timely file all such Pre-Closing Period income Tax Returns; provided, however, if any such Pre-Closing Period income Tax Return is filed after the Closing and the Sellers are not authorized to execute and file such Pre-Closing Period income Tax Return by Applicable Law, the Buyer shall execute and file (or cause to be filed) such Pre-Closing Period income Tax Return (as finally determined pursuant to this Section 10.1(a)) with the appropriate Taxing Authority and the Sellers shall (i) promptly reimburse the Buyer for any reasonable filing expenses incurred in connection with the filing of such Pre-Closing Period income Tax Return, and (ii) make a payment to the Buyer no later than two (2) days prior to the due date of the Pre-Closing Period income Tax Return (as finally determined pursuant to this Section 10.1(a)), equal to the amount of entity-level Taxes of the Company Group for the Pre-Closing Period (as shown as due and owning on the Pre-Closing Period income Tax Return) to the extent such Taxes are subject to the Sellers’ obligation to indemnify the Buyer pursuant to Section 10.2.

(b)                      After the Closing Date, the Buyer shall, at its expense, prepare, or cause to be prepared all Straddle Period Tax Returns and, except for income Tax Returns described in Section 10.1(a), all Pre-Closing Period income Tax Returns required to be filed by or on behalf of each member of the Company Group. All such Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Acquired Companies or their Subsidiaries (as the case may be), except as required by Applicable Law. Upon timely request by the Sellers, the Buyer shall deliver or cause to be delivered drafts of each such Tax Return to the Sellers for their review and comment at least thirty (30) days prior to the Due Date of such Tax Return, and with respect to each such Tax Return, shall notify the Sellers in writing of the Buyer’s calculation of the Sellers’ share of the Taxes of the Company Group relating to such Straddle Period (determined in accordance with Section 10.1(c)), and such draft of such Straddle Period Tax Return and the calculation of the Sellers’ share of the Tax Liability for such Straddle Period (determined in accordance with Section 10.1(c)) shall be subject to the Sellers’ review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. If the Sellers dispute any item on such Straddle Period Tax Return or the calculation of the Sellers’ share of Liability for such Straddle Period, they shall notify the Buyer (by written notice within fifteen (15) days of receipt of the later of such draft of such Pre-Closing Period income Tax Return and written notice relating to the Buyer’s calculation of the Sellers’ share of the Taxes of the Acquired Companies or their Subsidiaries relating to such Straddle Period) of such disputed item (or items) and the basis for its objection. If the Sellers do not object by written notice within such period, the amount of Taxes shown to be due and payable on such Straddle Period Tax Return, and the Buyer’s calculation of the Sellers’ share of the Taxes of the Acquired Companies or their Subsidiaries, as the case may be, relating to such Straddle Period (determined in accordance with Section 10.1(c)) shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 10.1(b). The Buyer and the Sellers shall act in good faith to resolve any dispute prior to the Due Date of any such Straddle Period Tax Return. If the Buyer and the Sellers cannot resolve any disputed item, the item in question shall be resolved by the Valuation Firm as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 10.1(b). The fees and expenses of the Valuation Firm shall be paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Sellers, jointly and severally. The Buyer shall timely file all such Tax Returns and the Sellers shall make a payment to the Buyer no later than two (2) days prior to the due date of the applicable Tax Return, equal to the amount of entity-level Taxes of the Company Group for the Pre-Closing Period (as shown as due and owning on the applicable Tax Return) to the extent such Taxes are subject to the Sellers’ obligation to indemnify the Buyer pursuant to Section 10.2.

(c)                      For purposes of Section 10.1(b) or otherwise pursuant to this Agreement, whenever it is necessary to determine the Liability for Taxes for a Straddle Period relating to:

(i)                 property Taxes and other ad valorem or similar Taxes of the Acquired Companies or their Subsidiaries for a Straddle Period, the determination of the Taxes of the Acquired Companies or their Subsidiaries, as the case may be, for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of the days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period beginning the day after the Closing Date, on the other hand; and

(ii)              Taxes of the Acquired Companies or their Subsidiaries not described in Section 10.1(c)(i), including Taxes (A) based on the income or receipts of the Acquired Companies or their Subsidiaries for a Straddle Period, (B) imposed in connection with any sale or other transfer or assignment of property (including sales, use and transfer Taxes), other than Transfer Taxes, for a Straddle Period and (C) withholding and employment Taxes, the determination of the Taxes of the Acquired Companies or their Subsidiaries for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning the day after the Closing Date, shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company Group for the Straddle Period shall be allocated between such taxable years or periods on a “closing of the books basis” by assuming that the books of the Company Group were closed at the close of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for amortization and depreciation, shall be apportioned between such two taxable years or periods on a daily basis (notwithstanding that such exemptions, allowances or deductions may under Applicable Law be determined solely at the end of the taxable period).

Notwithstanding anything to the contrary contained in this Agreement, all transactions that occur on the Closing Date but after the Closing and that are not in the ordinary course of business of the Company Group or specifically contemplated by this Agreement shall be considered to be attributable to the period that commences on the day following the Closing Date.

10.2          Tax Indemnification. The Sellers, jointly and severally, shall indemnify and hold harmless the Buyer from and against (without duplication) all Damages arising out of or relating to:

(a)                      all Taxes imposed on the Company Group or for which the Company Group is liable for all Pre-Closing Periods, and with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (as apportioned pursuant to Section 10.1(c)), including any such Taxes the payment of which is extended, deferred or delayed under the CARES Act or otherwise as a result of COVID 19 or any COVID 19 Measures;

(b)                      (i) all Liabilities for Taxes imposed on any member of the Company Group as a result of having been a member of any U.S. federal “affiliated group” (as defined in Section 1504 of the Code) or state, local or foreign combined, unitary or analogous group in each case of which any member of the Company Group is or was a member on or prior to the Closing Date pursuant to Treasury Regulations Section 1.1502-6 or analogous state, local or foreign law and (ii) all liabilities for Taxes of any Person (other than a member of the Company Group) imposed on any member of the Company Group as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing;

(c)                      Taxes resulting from any inaccuracy or breach of a representation or warranty set forth in Section 3.10; and

(d)                      reasonable and necessary out-of-pocket expenses for advisors of the Buyer resulting from a breach of any obligation of the Sellers set forth in this Article 10; provided, however, that the Sellers shall not be responsible for and shall not indemnify Buyer for (i) the Buyer’s portion of any Transfer Taxes described in Section 10.3, (ii) an amount equal to the aggregate amount of Liability for Taxes included in the calculation of Finally Determined Closing Indebtedness or Finally Determined Net Working Capital, or (iii) any Taxes attributable to any transaction occurring after the Closing on the Closing Date and that is not in the ordinary course of business of the members of the Company Group.

10.3          Transfer Taxes. The Sellers, jointly and severally, shall be responsible for, and shall pay, any and all sales, use, real property transfer or gains tax, stamp tax, stock transfer tax, or other similar transfer Tax (but excluding any income Tax or similar Tax) imposed on the Sellers, the Acquired Companies, any Subsidiary or the Buyer as a result of the transactions contemplated by this Agreement, and any penalties or interest (or addition to Tax) with respect to such Taxes (collectively, “Transfer Taxes”). The party required under Applicable Law to file any Tax Returns with respect to Transfer Taxes shall file such Tax Returns, and the parties agree to cooperate in the filing of any such Tax Returns, including promptly supplying any information in their possession that is reasonably necessary to complete such Tax Returns.

10.4          Cooperation. The Equityholders, the Company Group and the Buyer (and its Affiliates) shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving in good faith all disputes and audits with respect to all taxable periods relating to Taxes.

10.5          Tax Contests.

(a)                      The Buyer shall deliver a written notice to the Equityholders in writing following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, examination or other administrative or court proceeding with respect to Taxes of the Acquired Companies or their Subsidiaries for which the Equityholders may be liable (a “Tax Contest”) and shall describe in reasonable detail (to the extent known by the Buyer, the Acquired Companies or their Subsidiaries) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Liability, if any (the “Tax Claim Notice”), provided, however, that no delay or failure on the part of the Buyer to notify the Equityholders pursuant to this Section 10.5(a) shall relieve the Equityholders of any Liability under Section 10.2 except to the extent that Equityholders are materially adversely prejudiced as a consequence of such failure.

(b)                      With respect to Tax Contests for income Taxes of the Acquired Companies or their Subsidiaries for a Pre-Closing Period, the Sellers may elect to assume and control the defense of such Tax Contest by written notice to the Buyer within thirty (30) days after delivery by the Buyer to the Sellers of the Tax Claim Notice. If the Sellers elect to assume and control the defense of such Tax Contest, the Sellers (i) shall bear their own costs and expenses, (ii) shall be entitled to engage their own counsel and (iii) may (A) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority, (B) either pay the Tax claimed or sue for refund where Applicable Law permits such refund suit, or (C) contest, settle or compromise the Tax Contest in any permissible manner, and the Buyer shall (and shall cause its Affiliates, including the Acquired Companies and their Subsidiaries) to cooperate with the Sellers in pursuing such Tax Contest. If the Sellers elect to assume the defense of any such Tax Contest, the Sellers shall keep the Buyer reasonably informed of all material developments and events relating to such Tax Contest, and the Buyer shall have the right to participate in (but not control) the defense of such Tax Contest at its own cost and expense. Notwithstanding the foregoing, the Sellers shall not settle or compromise any Tax Contest without the consent of the Buyer which consent shall not be unreasonably withheld, conditioned or delayed.

(c)                      In connection with any Tax Contest that relates to (i) Taxes of any Acquired Company or any of their Subsidiaries for a Pre-Closing Period that the Sellers do not elect to control pursuant to Section 10.5(a), (ii) Taxes other than income Taxes for a Pre-Closing Period or (iii) a Straddle Period, such Tax Contest shall be controlled by the Buyer (at its own cost and expense) and the Sellers agree to cooperate with the Buyer in pursuing such Tax Contest, provided, however, that none of the Buyer or its Affiliates (including the Acquired Companies or their Subsidiaries) shall enter into any settlement or compromise with respect to any such Tax Contest in a manner that would result in a material increase in any liability of the Sellers hereunder without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. In connection with any Tax Contest that is described in this Section 10.5(c) and controlled by the Buyer, the Buyer shall keep the Sellers reasonably informed of all material developments and events relating to such Tax Contest and, at their own cost and expense, the Sellers shall have the right to participate in (but not control) the defense of such Tax Contest.

10.6          Treatment of Post-Closing Payments. The Buyer and the Sellers agree to treat any amounts payable after the Closing by the Sellers to the Buyer (or by the Buyer to the Sellers) pursuant to this Agreement as an adjustment to the Purchase Price, unless a final determination by the appropriate Taxing Authority or court causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

10.7          Survival and Conflicts. Notwithstanding anything to the contrary contained in this Agreement, (i) the representations and warranties set forth in Section 3.10, and the covenants and obligations (including any and all indemnification obligations) set forth in this Article 10, in each case, shall survive until thirty (30) days after the expiration of the applicable statute of limitations (taking into account all extensions), and (ii) to the extent there is any inconsistency between the terms of this Article 10 and any other provision of this Agreement, the provisions of this Article 10 shall govern and control.

10.8          S Corporation Status. From the Effective Date until the initial date of the Reorganization, (i) the Equityholders shall not revoke the Aurora Innovation’s or Aurora International’s election to be treated as a S corporation or any of the Acquired Companies’ or any domestic Subsidiary’s status as a disregarded entity and (ii) none of the Acquired Companies, the Subsidiaries or the Equityholders shall take or allow any action that would result in the termination of Aurora Innovation’s or Aurora International’s or a Subsidiary’s status as a validly electing S corporation or a disregarded entity, as the case may be.

10.9          Purchase Price Allocation. The Buyer will prepare and deliver to the Sellers, within 150 days after the Closing Date, an allocation of the Purchase Price (as adjusted pursuant to this Agreement, and including a proportionate share of any Liabilities of the Acquired Companies and the domestic Subsidiaries immediately following the Closing), among each of the assets of the Acquired Companies and the domestic Subsidiaries in accordance with Section 1060 of the Code and the allocation methodology set forth in Exhibit H (such allocation, as adjusted pursuant to this Agreement, the “Purchase Price Allocation”). The Sellers shall notify the Buyer in writing of any comments to such Purchase Price Allocation no later than thirty (30) days after receipt of the Purchase Price Allocation from the Buyer, and the Buyer shall consider in good faith any revisions to such Purchase Price Allocation. If the Sellers do not provide the Buyer with any comments within such period, the Purchase Price Allocation provided to the Sellers by the Buyer shall be treated by all parties as the agreed upon Purchase Price Allocation for all applicable purposes. Any subsequent adjustments to the Purchase Price shall be reflected in the Purchase Price Allocation hereunder in a manner consistent with this Section 10.9. Unless otherwise required by Applicable Law, none of the Parties will take or cause to be taken, any position or other action inconsistent with the Purchase Price Allocation determined under this Agreement for any Tax reporting purpose, upon examination of any Tax Return, in any refund claim, or in any litigation, investigation, or otherwise, unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of other Applicable Law).

10.10      Tax Treatment. For applicable income Tax purposes, the parties acknowledge and agree to treat the payment of the Purchase Price for the Units as a sale of the Acquired Companies’ assets. The Parties will report and file, and cause their respective Affiliates to report and file, their respective Tax returns in all respects and for all purposes consistent with this Section 10.10.

Article 11

MISCELLANEOUS

11.1          Public Statements. The Parties agree that, from the Effective Date through and following the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any Party without the prior consent of the other Parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States securities exchange, in which case the Party required to make the release or announcement shall allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

11.2          No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, and the Indemnified Parties; provided that, notwithstanding anything to the contrary contained herein, each Financing Party is an express third party beneficiary of Sections 9.8, 11.4, 11.8, 11.9 and this Section 11.2 and may enforce such sections directly.

11.3          Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof; provided, that, the Confidentiality Agreement shall remain in effect in accordance with its terms until the earlier of the Closing Date or the date on which the Confidentiality Agreement is terminated in accordance with its terms.

11.4          Succession and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may, without the approval of the Equityholders (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, or (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) and, provided, further, that such prohibition shall not be applicable in the case of the death or disability of any Equityholder. Notwithstanding the foregoing, Buyer, the Acquired Companies or their Subsidiaries may assign this Agreement without the consent of any Person to any Financing Party of the Buyer, the Acquired Companies, their Subsidiaries or Affiliates as security for obligations to such Financing Party in respect of any financing agreements or arrangements entered into by the Buyer, the Acquired Companies, their Subsidiaries or Affiliates with such Financing Parties or to an acquirer of all or substantially all of the assets or business of the Buyer, the Acquired Companies or their Subsidiaries in any form of transaction; provided, further, that such assignment shall not relieve the Buyer of its obligations or liabilities hereunder.

11.5          Counterparts. This Agreement may be executed by facsimile transmission or other electronic transmission in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

11.6          Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7          Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed properly delivered (by hand, by certified mail (return receipt requested), by email transmission, by courier, express delivery or overnight mail service) to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Parties hereto):

If to the Sellers:

c/o Aurora Innovations Holdings, Inc.

29441 W. Enid Rd

Eugene, Oregon 97402

Attn: Bowe McGinnis

Email: bowe@aurorinnovations.com

With a copy to:                                 Gleaves Swearingen LLP

975 Oak Street #800

Eugene, Oregon 97401

Attn: Michael T. Faulconer; Erik Bonn

Email: faulconer@gleaveslaw.com; bonn@gleaveslaw.com

If to the Acquired Companies (prior to Closing) to:

Aurora Innovations Inc.

29441 W. Enid Rd

Eugene, Oregon 97402

Attn: Bowe McGinnis

Email: bowe@aurorinnovations.com

With a copy to:                                 Gleaves Swearingen LLP
975 Oak Street #800
Eugene, Oregon 97401
Attn: Michael T. Faulconer; Erik Bonn
Email: faulconer@gleaveslaw.com; bonn@gleaveslaw.com

If to the Buyer:

Hydrofarm Holdings Group, Inc.
2249 S. McDowell Ext.
Petaluma, California 94954
Attn: Eric Ceresnie
Email: ericc@hyrdofarm.com

With a copy to:                                 Perkins Coie LLP
1900 Sixteenth Street Suite 1400
Denver, Colorado 80202
Attn: Sonny Allison
Email: sallison@perkinscoie.com

Any such notice shall be deemed to have been given when personally delivered, when mailed by certified mail, return receipt requested, when sent by email transmission (provided the relevant computer record indicates a successful transmission), or when delivered by courier, express or overnight mail, with executed receipt. Notwithstanding the foregoing, all copies (which shall not constitute notice) indicated above shall be delivered by electronic mail.

11.8          Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.9          Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Equityholders. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Notwithstanding the foregoing or anything to the contrary contained herein, no amendments or waivers with respect to the provisions of which any Financing Party is expressly made a third-party beneficiary pursuant to Section 11.2 (and the related definitions to the extent an amendment or waiver would serve to modify the substance of such provisions) shall be permitted in a manner adverse to any Financing Party without the prior written consent of each Financing Party (and any such amendment or waiver without its consent shall be null and void).

11.10      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.11      Expenses. Except as otherwise expressly set forth in this Agreement, each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Buyer agrees that the Acquired Companies may bear the Equityholders’ costs and expenses (including, without limitation, any of their legal, accounting or investment banking fees and expenses) in connection with this Agreement and the transactions contemplated hereby to the extent such fees and expenses are paid or accrued at or prior to Closing.

11.12      Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. The word “or” shall not be exclusive. The word “including” shall mean “including without limitation.” The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if.” The word “domestic” refers to within the United States and all references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The disclosures provided in a Disclosure Schedule will identify the section (or, if applicable, subsection) of the Agreement to which the disclosure relates; provided, that the information and disclosures contained in each section of such Disclosure Schedule shall be deemed to qualify and limit all representations and warranties contained in Article 3 of this Agreement to the extent that any particular information and disclosures contained in such Disclosure Schedule is reasonably apparent on its face to be applicable to any other such section, representation or warranty, as applicable. The information contained in this Agreement and in the Disclosure Schedule and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of Applicable Law or breach of contract).

11.13      Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.14      Binding Arbitration. Any dispute or claim arising out of or in connection with this Agreement, or the performance, breach or termination thereof, shall be finally settled by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association (the “AAA”), by three arbitrators appointed in accordance with said rules, unless the parties to the dispute have agreed to have only one arbitrator. The decision or award rendered by the arbitrator(s) shall be written, final and non-appealable, and judgment on such decision or award may be entered in any court of competent jurisdiction. The place of arbitration shall be in the City of Portland, Oregon, U.S.A. The costs of any arbitration, including administrative fees and fees of the arbitrator(s), shall be shared equally by the parties to the dispute, unless otherwise determined by the arbitrator(s). The prevailing party shall be entitled to an award of reasonable attorney fees. The Parties agree that, any provision of Applicable Law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any Party.

11.15      Attorney-Client Information. As of the Closing, the Acquired Companies hereby assign to the Equityholders all of their right, title and interest in and to (i) attorney-client communications with Gleaves Swearingen LLP, (ii) the files of Gleaves Swearingen LLP related to the Acquired Companies’ engagement with Gleaves Swearingen LLP and (iii) the files of the Acquired Companies, in each case only to the extent that they directly reflect communications from or to Gleaves Swearingen LLP related to this Agreement or the transactions contemplated herein. Accordingly, all communications between the Acquired Companies and any of their Equityholders, directors, managers, officers or employees (in their capacity as such), on the one hand, and Gleaves Swearingen LLP, on the other hand, relating to this Agreement or the transactions contemplated herein shall be deemed to be attorney-client confidences that belong solely to the Equityholders and not the Acquired Companies. Neither the Acquired Companies nor the Buyer shall have access to any such communications, or to the files of Gleaves Swearingen LLP relating to this Agreement or the transactions contemplated herein, whether or not the Closing shall have occurred.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

BUYER:

Hydrofarm Holdings Group, Inc. a Delaware corporation

/s/ William Toler
By: William Toler
Its: Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

ACQUIRED COMPANIES:

Gotham Properties LLC an Oregon limited liability company

/s/ Bowe McGinnis
By: Bowe McGinnis
Its: Manager

/s/ Austin McGinnis
By: Austin McGinnis
Its: Manager

Aurora Innovations Inc. an Oregon corporation

/s/ Bowe McGinnis
By: Bowe McGinnis
Its: Vice President

Aurora International, Inc. an Oregon corporation

/s/ Bowe McGinnis
By: Bowe McGinnis
Its: President

[Signature Page to Securities Purchase Agreement]

A-2

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

EQUITYHOLDERS:

Irving Weiner
/s/ Irving Weiner

Eileen Loritsch, as trustee of Irving Weiner Family Trust
/s/ Eileen Loritsch

Eileen Loritsch
/s/ Eileen Loritsch

Irving Weiner, as trustee of Eileen Loritsch Family Trust
/s/ Irving Weiner

Bowe McGinnis
/s/ Bowe McGinnis

Austin Weiner
/s/ Austin Weiner

[Signature Page to Securities Purchase Agreement]

A-3

Exhibit A

Definitions

“2021 EBITDA” means the earnings before interest, taxes, depreciation and amortization of the Acquired Companies and their Subsidiaries for the fiscal year ended December 31, 2021, as determined using the Accounting Standards in a manner consistent with the Acquired Companies’ and their Subsidiaries’ past practices and the calculation of the Signing LTM EBITDA; provided, that, depletion will be included in the calculation of “2021 EBITDA” to the extent such inclusion is consistent with Buyer’s accounting policies. For the avoidance of doubt, “2021 EBITDA” shall include income from sales to the Buyer (including after Closing) but shall exclude (a) items of income and expenses that are out of the ordinary course or nonrecurring (including Transaction Expenses and all costs and fees associated with the Audit, which shall be excluded and added back) and (b) any income in connection with subsequent acquisitions by any of the Acquired Companies or any of their Subsidiaries.

“AAA” has the meaning set forth in Section 11.14.

“Accounting Standards” has the meaning set forth in Section 3.8(a).

“Acquired Company” and “Acquired Companies” have the meaning set forth in the preface.

“Acquisition Proposal” has the meaning set forth in Section 5.3(a)(i).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the preface and includes this Securities Purchase Agreement together with all exhibits and schedules referred to herein.

“Antitrust Laws” means the HSR Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of preventing monopolization, restraints of trade or a reduction in competition.

“Applicable Law” means, with respect to any Person, any law (statutory, common or otherwise), rule, regulation, ordinance, order, injunction, judgment, award, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or any of its assets or properties.

“Audit” has the meaning set forth in Section 5.7.

“Audit Fees” has the meaning set forth in Section 5.7.

“Audit Firm” has the meaning set forth in Section 5.7.

“Audited Financial Statements” has the meaning set forth in Section 5.7.

“Base Consideration” means $160,503,014.

“Benefit Plan” means each pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, welfare, sick pay, holiday, vacation, employment, consulting, personal services, executive compensation, retention, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation right, loan, fringe benefit or other compensation or benefit plan, fund, policy, program, practice, agreement or arrangement of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA), whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (i) that is sponsored, maintained, contributed to or required to be contributed to by any member of the Company ERISA Group (or to which any member of the Company ERISA Group is a party) and that that covers or benefits any current or former employee, officer, director, member, manager, consultant, independent contractor or other service provider of or to any member of the Company Group (or the spouse, domestic partner, dependent or beneficiary of any such individual), or (ii) with respect to which any member of the Company Group has or could have any current or future Liability.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) any other day on which banks in New York, New York are authorized or required by Applicable Law to be closed.

“Buyer” has the meaning set forth in the preface.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Buyer Share Value” means $[***].

“Buyer Shares” means the common stock, par value $0.0001, of Buyer.

“Canadian Resident Subsidiary” has the meaning set forth in Section 3.10(w).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) (Pub. L. No. 116-136 (H.R. 748)) and any similar or successor Applicable Law, executive order or executive memo, including all rules, regulations and official interpretations disseminated as of the Closing Date.

“Cash Consideration” has the meaning set forth in Section 1.3(a).

“CERCLA” has the meaning set forth in Section 3.26.

“CEWS” means the Canada Emergency Wage Subsidy, promulgated under Bill C-14 and assented to on April 11, 2020, as amended, and any other COVID-19 related direct or indirect wage subsidy offered by a Canadian federal, provincial, or local Governmental Authority.

“CEWS Returns” means any and all Tax Returns filed, required to be filed or required to be kept on file in respect of CEWS.

“Change of Control Payment” means any payment that is due and payable, or will become due and payable, by the Acquired Companies or any Subsidiary to any current or former officer, director, manager, employee, consultant or independent contractor of the Acquired Companies or any Subsidiary upon, or as a result of, the consummation of the transactions contemplated hereby, together with the portion of any applicable payroll Taxes for which the Acquired Companies or any Subsidiary is liable or gross-ups incurred and any related matching contributions required to be made under any applicable retirement plans by the Acquired Companies or any Subsidiary in respect thereof.

“Claim Notice” has the meaning set forth in Section 9.4.

“Closed Sites” means any and all peat bog sites in the Province of Alberta, Canada where the Company Group has discontinued peat harvesting operations, as set forth on Exhibit I.

“Closing” has the meaning set forth in Section 1.4.

“Closing Cash” means, as of immediately prior to the Closing (excluding any (a) cash held by the Company Group to secure or otherwise provide payment for any outstanding letters of credit, wires in transit, or security deposits, (b) cash and cash equivalents held on behalf of the Company Group’s customers, including customer deposits, and (c) any cash held by the Company Group in bank, lock box, and other deposit accounts located in a jurisdiction outside the United States or Canada), (i) the outstanding cash and cash equivalents of the Company Group plus (ii) all un-cleared deposits of the Company Group minus (iii) all un-cleared checks or withdrawals of the Company Group; provided that “Closing Cash” will not include (a) any cash received on a forgivable basis (including under any Paycheck Protection Program loan) pursuant to the CARES Act or any other Applicable Law intended to address the consequences of COVID-19 or (b) any cash received in connection with any insurance claims related to COVID-19.

“Closing Date” has the meaning set forth in Section 1.4.

“Closing Indebtedness” means the aggregate outstanding Indebtedness of the Company Group as of immediately prior to the Closing, excluding any such Indebtedness to the extent included in the Payoff Amount or Transaction Expenses.

“Closing Net Working Capital” means the Net Working Capital of the Company Group as of immediately prior to the Closing; provided, that “Closing Net Working Capital” shall not include any current assets or current liabilities of the Company Group to the extent included in Closing Cash, Closing Indebtedness or Transaction Expenses.

“Closing Payment” has the meaning set forth in Section 1.3(b).

“Closing Statement” has the meaning set forth in Section 1.5.

“COBRA” has the meaning set forth in Section 3.25(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company ERISA Group” means the Company Group and with respect to each entity within the Company Group, any Person, trade or business (whether or not incorporated) that is or, at any relevant time, was under common control (within the meaning of Section 4001(a)(14) or 4001(b)(1) of ERISA) with such entity or which, together with such entity, is or, at any relevant time, was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Company Financial Statements” has the meaning set forth in Section 3.8(a).

“Company Group” means the Acquired Companies and the Subsidiaries and, as of the Contributions, Innovations Holdings and International Holdings.

“Company Intellectual Property” means any and all Intellectual Property exploited by, held for exploitation by, owned (in whole or in part), purported to be owned (in whole or in part) by or licensed to any member of the Company Group.

“Company Product(s)” means collectively: (a) all products and service offerings that are currently being marketed, offered, sold, distributed, made commercially available, or otherwise provided directly or indirectly by any member of the Company Group; and (b) any such products and service offerings that are currently under development by any member of the Company Group.

“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34 as amended, including the regulations promulgated thereunder.

“Confidentiality Agreement” means the Confidentiality Agreement dated January 7, 2021 by and between the Acquired Companies and the Buyer.

“Contaminants” has the meaning set forth in Section 3.16.

“Contingent Consideration” means the amount equal to the product of (a) [***], multiplied by (b) the Incremental EBITDA. For illustration purposes only, if the Incremental EBITDA is equal to $[***], then the Contingent Consideration would be equal to $[***].

“Contingent Consideration Statement” has the meaning set forth in Section 1.7(b).

“Contract” means any contract, agreement, commitment, note, bond, mortgage, indenture, deed of trust, lease, rental agreement, sales order, license, purchase order and any other contract or binding arrangement, whether written or oral.

“Contributions” has the meaning set forth in Section 1.1(b).

“Conversion” has the meaning set forth in Section 1.1(d).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Applicable Law, order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020 by the President of the United States, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, the COVID-19 Emergency Response Act (Canada), and any subsequent Applicable Law intended to address the consequences of COVID-19.

“D&O Policy” has the meaning set forth in Section 6.1(h)(xiv).

“Damages” means any claims, actions, Taxes, awards, damages, dues, penalties, fines, costs, amounts paid in settlement, Liability, obligations, Liens, losses, expenses and fees, including court costs and reasonable attorneys’, accountants’ and experts’ fees and expense claims and costs of investigation.

“Deductible” has the meaning set forth in Section 9.7(a).

“Disclosure Schedule” has the meaning set forth in the preface to Article 3.

“Disputed Items” has the meaning set forth in Section 1.7(b).

“Due Date” means the date on which a Tax Return is required to be filed (taking into account all valid extensions).

“Effective Date” has the meaning set forth in the preface.

“Employment Agreement” has the meaning set forth in the recitals.

“Environmental Claims” means, with respect to any Operational Site, (i) (a) any demand letters, notices, orders or claims from any Governmental Entity pertaining to enforcement, clean-up, removal, remediation, reclamation, revegetation or similar actions needed to comply with any Applicable Laws relating to reclamation of bog sites or (b) costs incurred to comply with the terms or conditions of any Permit issued (or required to be issued) in connection with any Operational Site or any Applicable Laws relating to reclamation of bog sites, and (ii) any Damages arising from or relating to the foregoing.

“Environmental Claims Deductible” has the meaning set forth in Section 9.7(a).

“Environmental Law” means any applicable Federal, state, local or foreign laws, including any Canadian federal, provincial, territorial or local law, relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended and as in effect on the Effective Date.

“Equity Interests” means, (a) prior to the Conversion, collectively, the Gotham Properties Units, the Aurora Innovations Shares and the Aurora International Shares and (b) after the Conversion, the Units.

“Equityholder” and “Equityholders” have the meanings set forth in the preface.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in Section 1.3(b)(i).

“Escrow Agreement” has the meaning set forth in Section 1.3(b)(i).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.5.

“Estimated Closing Cash” has the meaning set forth in Section 1.5.

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.5.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.5.

“Estimated Transaction Expenses” has the meaning set forth in Section 1.5.

“Exchange” means The NASDAQ Global Market or such other stock exchange on which the Buyer Shares are listed or quoted.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Finally Determined Closing Cash” has the meaning set forth in Section 1.6(a).

“Finally Determined Closing Indebtedness” has the meaning set forth in Section 1.6(a).

“Finally Determined Closing Net Working Capital” has the meaning set forth in Section 1.6(a).

“Finally Determined Transaction Expenses” has the meaning set forth in Section 1.6(a).

“Financing” has the meaning set forth in Section 5.8(a).

“Financing Parties” has the meaning set forth in Section 1.7(f).

“Fraud Claims” has the meaning set forth in Section 9.2(b)(vi).

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” means United States generally accepted accounting principles as in effect on the Effective Date.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign (including Canadian federal, provincial, territorial or local), as well as any corporations owned or chartered by any such governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance for which exposure is regulated by any Governmental Entity or any Environmental Law including, but not limited to, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, pesticides, fertilizers, per and polyfluoroalkyl substances, lead or polychlorinated biphenyls.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incremental EBITDA” means the difference between (i) the 2021 EBITDA minus (ii) the Signing LTM EBITDA.

“Indebtedness” means, as at any date of determination thereof (without duplication), and in each case excluding any and all Indebtedness incurred or created by the Buyer or the Acquired Companies after the Closing: (i) any indebtedness for borrowed money or funded indebtedness or indebtedness issued in substitution for or exchange for borrowed money or funded indebtedness of the Acquired Companies or their Subsidiaries, if any, including, without limitation, indebtedness for borrowed money to be cancelled or otherwise eliminated as set forth in Section 1.3(d) hereof, (ii) any obligations of the Acquired Companies or their Subsidiaries evidenced by bonds, debentures or notes or other similar instruments or securities, or secured by any Liens, (iii) any obligations of the Acquired Companies or their Subsidiaries to pay the deferred purchase price of property or services, including any earn-out payments, but excluding trade accounts payable arising in the ordinary course of business, (iv) any obligations of the Acquired Companies or their Subsidiaries as lessee under capitalized leases (as required to be classified in accordance with GAAP but excluding operating lease obligations, as such term was understood under GAAP as of December 31, 2018)), (v) any indebtedness of the Acquired Companies or their Subsidiaries created or arising under any conditional sale or other title retention agreement with respect to acquired property, (vi) any obligations of the Acquired Companies or their Subsidiaries, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (vii) all obligations under commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest swap agreements, foreign currency exchange agreements and other similar agreements, (viii) all obligations and liabilities with respect to severance or other termination-related payments or benefits owed to any Person whose employment or other service relationship with the Acquired Companies or their Subsidiaries terminates prior to the Closing, together with the employer portion of any Taxes arising therefrom (without regard to any ability of the Acquired Companies to defer such Taxes under the CARES Act or similar Applicable Law in any non-U.S. jurisdiction) and any amounts to offset any excise Taxes imposed under Law and any related Taxes attributable to any such obligations, (ix) all accrued vacation, personal holiday pay and other paid time off, (x) obligations in respect of deferred rent, (xi) unpaid Taxes for all Pre-Closing Periods (including the portion of any Straddle Period ending on and including the Closing Date (as apportioned pursuant to Section 10.1(c)) or arising in connection with the transactions contemplated hereby, without any offset for refunds or overpayments, including any such Taxes the payment of which is extended, deferred or delayed until after the Closing Date under the CARES Act or otherwise as a result of COVID-19 or any COVID-19 Measures, (xii) all interest, fees and other expenses, including prepayment penalties and other termination or breakage fees, owed with respect to any of the foregoing, (xiii) deferred revenue, (xiv) any guarantees or sureties with respect to the foregoing, including on behalf of any other Person, and (xv) all Liabilities, whether due and payable prior to, at or after the Closing, arising from or related to environmental assessments, reporting, decommissioning, closure, conservation, reclamation, remediation, revegetation, monitoring or any other Liabilities, activities, costs or expenses arising from or related to compliance with Environmental Law for any of the Closed Sites.  For the avoidance of doubt, Indebtedness shall not include any trade payables in the ordinary course of business to the extent included in Closing Net Working Capital or any Indebtedness owed by any Acquired Company to another Acquired Company (or their Subsidiaries).

“Indemnification Escrow Account” has the meaning set forth in Section 1.3(b)(ii).

“Indemnification Escrow Amount” has the meaning set forth in Section 1.3(b)(ii).

“Indemnified Party” means the Party seeking indemnification under this Agreement.

“Indemnifying Party” means the Party from whom indemnification is sought under this Agreement.

“Information” has the meaning set forth in Section 3.15(a).

“Innovations Holdings” has the meaning set forth in the recitals.

“Innovations Holdings Shares” has the meaning set forth in the recitals.

“Intellectual Property” means, collectively: (a) all rights in or affecting intellectual or industrial property or other proprietary rights existing now or in the future in any jurisdiction, including with respect to the following: (i) Patents; (ii) trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof; (iii) copyrights and registrations and applications therefor, works of authorship, “moral” rights and mask work rights; (iv) domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (v) telephone numbers; (vi) trademarks, trade dress, trade names, logos and service marks, together with the goodwill symbolized by or associated with any of the foregoing and any applications, registrations and renewals therefore; (vii) Trade Secrets and other information or data; (viii) all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, schematics, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, web addresses and sites, software, architecture, and documentation; (ix) all other intangible assets, properties or rights; and, (x) the right to file applications and obtain registrations for any of the foregoing; (b) all claims, causes of action and rights to sue for past, present and future infringement or misappropriation of the foregoing, and all proceeds, rights of recovery and revenues arising from or pertaining to the foregoing; and, (c) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Interim Financial Statements” has the meaning set forth in Section 3.8(a).

“International Holdings” has the meaning set forth in the recitals.

“International Holdings Shares” has the meaning set forth in the recitals.

“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.), as amended, including the regulations promulgated thereunder.

“Invoices” has the meaning set forth in Section 6.1(h)(ix).

“IRS” means the United States Internal Revenue Service.

“ITA” has the meaning set forth in Section 3.10(w).

“Joinder” has the meaning set forth in Section 2.1(b).

“Knowledge” means that which is actually known or should be known by a Person after reasonable inquiry and based upon information readily available to and typically reviewed by that Person in the performance of such Person’s duties. In the case of the Company Group, “Knowledge” means “Knowledge” of Bowe McGinnis, Austin Weiner, and Tim Marcotte.

“Leased Real Property” has the meaning set forth in Section 3.12(b).

“Leases” has the meaning set forth in Section 3.12(b).

“Letter of Direction” has the meaning set forth in Section 6.1(h)(xvi).

“Liability” means any liability, debt, obligation or commitment of any nature whatsoever (whether direct or indirect, known or unknown, accrued or unaccrued, absolute or contingent or matured or unmatured), including any arising under any Applicable Law, license, claims or agreement.

“Lien” means any lien, mortgage, pledge, hypothecation, charge, security interest, transfer restriction, lease or encumbrance of any kind or nature whatsoever.

“Material Adverse Effect” means, individually or together with other adverse effects, any material adverse effect on the assets, results of operations or financial condition of the Company Group, or on the Company Group’s ability to consummate the transactions contemplated hereby, but shall not include any adverse effect resulting from any change, circumstance or effect relating to (i) the economy or financial, banking or securities markets in general, (ii) the industries in which Company Group operates and not specifically relating to the Company Group, including legal, accounting or regulatory changes, or conditions, (iii) national or international political or social conditions, including acts of terrorism and the engagement by the United States in hostilities, or (iv) the execution and delivery of this Agreement, the announcement and performance hereunder; provided, that with respect to clause (i), (ii) and (iii), such changes or conditions do not have a materially disproportionate effect (relative to other participants in such industries) on the Company Group.

“Material Contract” has the meaning set forth in Section 3.19.

“Maximum Contingent Consideration” means the difference between (i) $[***] minus (ii) the Base Consideration.

“Net Working Capital” means, as of a specified date, an amount (which may be positive or negative) equal to the difference of (i) the current assets of the Company Group (excluding any Tax assets), minus (ii) the current liabilities of the Company Group (excluding any Tax liabilities), in each case determined in accordance with the Working Capital Principles.

“Non-Solicitation and Non-Compete Agreements” has the meaning set forth in Section 6.1(h)(vii).

“Non-U.S. Benefit Plan” means any Benefit Plan that is subject to the Applicable Laws of any jurisdiction other than the United States (whether or not United States law also applies) or is sponsored or maintained primarily for the benefit of employees, officers, directors, managers, members, consultants, independent contractors or other service providers of or to any member of the Company Group who reside or work primarily outside of the United States.

“Objection Notice” has the meaning set forth in Section 1.7(b).

“Objection Period” has the meaning set forth in Section 1.7(b).

“Operational Site” means any and all peat bog sites in the Province of Alberta, Canada where the Company Group currently conducts peat harvesting operations, as set forth on Exhibit J.

“Outside Date” has the meaning set forth in Section 7.2.

“Owned Intellectual Property” means any and all Intellectual Property owned (in whole or in part) or purported to be owned (in whole or in part) by any member of the Company Group.

“Owned Real Property” has the meaning set forth in Section 3.12(a).

“Party” and “Parties” have the meanings set forth in the preface.

“Patents” means all patents and applications therefor, and patents issuing thereon, including continuations, divisionals, continuations-in-part, reissues, reexaminations, renewals and extensions, and the right to file other or further applications and claim priority thereto.

“Payoff Amount” means the aggregate amount (including the outstanding principal, accrued and unpaid interest, any prepayment penalties or premiums and any costs and expenses) of Indebtedness of (i) any of the Acquired Companies or any Subsidiary, or (ii) any Equityholder (to the extent the Indebtedness of such Equityholder is secured by a pledge of, or otherwise relates to, any of the Units), in each case that is outstanding as of the Closing Date as set forth in the Payoff Letters.

“Payoff Letters” has the meaning set forth in Section 6.1(h)(viii).

“Permit” has the meaning set forth in Section 3.11.

“Permitted Liens” means: (i) statutory Liens for current Taxes that are not due and payable as of the Closing Date or that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Closing Statement; (ii) Liens imposed by Applicable Law (such as materialmen’s, mechanic’s, workmen’s, carrier’s and repairmen’s Liens) that (A) arise or are incurred in the ordinary course of business to secure amounts that are not due and payable as of the Closing Date or are being contested in good faith by appropriate proceedings, and (B) do not exceed $10,000 in the aggregate; (iii) with respect to the real property leased by any member of the Company Group, zoning, building or other restrictions, variances, rights of way, easements or other minor irregularities in title, none of which, individually or in the aggregate, interferes in any material respect with the continued occupancy or use of any of the real property leased by any member of the Company Group for the purpose for which it is used, held for use and presently proposed to be used as of the Closing Date; (iv) other non-monetary Liens that arise or are incurred in the ordinary course of business (other than in connection with any Indebtedness), are not material in amount and do not adversely affect the title of, materially detract from the value of or materially interfere with the use of the assets or properties affected by such Lien as used, held for use and presently proposed to be used as of the Closing Date; and (v) the Liens set forth on Section A-1 of the Disclosure Schedule.

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization, or Governmental Entity.

“Personally Identifiable Information” means any information that specifically identifies, or is capable of identifying, any individual Person, whether a living or dead, including any information that could be associated with such individual, such as an address, e-mail address, telephone number, health information, financial information, drivers’ license number, location information, or government issued identification number.

“PPP Loan” means the loan issued to Aurora Innovations by KeyBank National Association (the “PPP Lender”), on April 19, 2020, of an original principal amount equal to $[***], pursuant to paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Proceeding” means any litigation (in law or in equity), arbitration, mediation, action, lawsuit, proceeding, complaint, charge, claim, demand, hearing, inquiry, investigation or similar matter.

“Proprietary Information” has the meaning set forth in Section 8.3.

“Purchase Price” has the meaning set forth in Section 1.3(a).

“Purchase Price Allocation” has the meaning set forth in Section 10.9.

“Registered Intellectual Property” means any Owned Intellectual Property or other Intellectual Property that is exclusively licensed to any member of the Company Group that, in either case, is the subject of an application or registration with any Governmental Entity, including any domain name registration and any application or registration for any patent, copyright or trademark.

“Reorganization” has the meaning set forth in Section 1.1.

“Rep & Warranty Policy” means that certain Representations and Warranties Insurance Policy administered by Hartford Fire Insurance and issued to the Buyer by Pacific Insurance Company, Limited, policy number 61 DR 0391819-21.

“Sanctions Laws” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United States government, including those administered by the Office of Foreign Assets Control of the United States Department of Treasury, (ii) the Canadian government, (iii) the United Nations Security Council, (iv) the European Union, or (v) Her Majesty’s Treasury of the United Kingdom, in each case, to the extent applicable to the Company Group, its assets or its properties.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” have the meaning set forth in the recitals.

“Signing LTM EBITDA” means $[***].

“Standard Product Terms” has the meaning set forth in Section 3.16.

“Statement Delivery Date” has the meaning set forth in Section 1.7(b).

“Stock Consideration” means the number of Buyer Shares with an aggregate Buyer Share Value equal to $26,029,576, as set forth in Exhibit B-2 hereto under the heading “Stock Consideration.”

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Return” means any Tax Return relating to a Straddle Period.

“Subsidiary” and “Subsidiaries” means each of the subsidiaries of the Acquired Companies listed on Section 3.1 of the Disclosure Schedule.

“Systems” has the meaning set forth in Section 3.15.

“Target Net Working Capital” means $[***].

“Tax” or “Taxes” means any United States or foreign, state or local income, gross receipts, sales, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, escheat, unclaimed property, real property, personal property, use, transfer, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether disputed or not, including any interest, penalty, or addition thereto, and including any Liability for the payment of any amounts of the type described above as a result of being a member of an affiliated, consolidated, combined, or unitary group for any period, as a result of a tax sharing agreement, tax allocation agreement, tax indemnity obligation, or other similar agreement, undertaking or practice, written or oral, with respect to Taxes (other than any such agreement or obligation the principal purpose of which is not to address Tax matters).

“Tax Claim Notice” has the meaning set forth in Section 10.5(a).

“Tax Contest” has the meaning set forth in Section 10.5(a).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” shall mean, with respect to any Tax or Tax Return, the Governmental Entity that imposes such Tax or requires a Person to file such Tax Return and the agency (if any) charged with the determination, assessment or collection of such Tax or the administration of such Tax Return, in each case, for such Governmental Entity.

“Third Party Claim” has the meaning set forth in Section 9.6(a).

“Title Affidavits” has the meaning set forth in Section 6.1(h)(xi).

“Title Company” means First American Title Insurance Company.

“Title Policies” has the meaning set forth in Section 6.1(h)(xii).

“Trade Secrets” means information and materials not generally known to the public, including trade secrets and other confidential or proprietary information.

“Transaction Expenses” has the meaning set forth in Section 1.3(e).

“Transfer Taxes” has the meaning set forth in Section 10.3.

“Unaudited Financial Statements” has the meaning set forth in Section 3.8(a).

“Units” has the meaning set forth in the recitals.

“Valuation Firm” has the meaning set forth in Section 1.6(a).

“Working Capital Escrow Account” has the meaning set forth in Section 1.3(b)(i).

“Working Capital Escrow Amount” has the meaning set forth in Section 1.3(b)(i).

“Working Capital Principles” means GAAP, the Accounting Standards used in preparing the Interim Financial Statements and the example set forth in Exhibit G.